UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
BILL.COM HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

October 25, 2022
To Our Stockholders:
Sixteen years ago, we set out to make it simple for small and midsize businesses (SMBs) to connect and do business. Today, we are a leading provider of cloud-based software that simplifies, digitizes, and automates financial operations for those businesses. Our solutions help hundreds of thousands of SMBs transact hundreds of billions of dollars in payment volume while improving visibility and control of their cashflows. With our platform, businesses eliminate cumbersome, paper-based processes and gain more time to focus on what they originally set out to do — build their businesses and pursue their passions.
In fiscal 2022, we expanded the capabilities of our platform, provided more payment choices, and extended our reach to serve more SMBs around the world. For the full fiscal year, we served 400,000 businesses, and total revenue increased 169% year-over-year. During this period, these SMBs paid and received payment from even more businesses, growing our network. As of June 30, 2022, approximately 4.7 million BILL network members have used our platform, compared to 3.2 million a year prior.
Fiscal 2022 was a transformative year for BILL, and we are just getting started. We are building the future of finance through product innovation and the expansion of our partnerships with SMBs’ most trusted partners: accounting firms and financial institutions. We aspire to transform the financial back office of millions of businesses so they can succeed on their own terms. When SMBs flourish, so do our communities and economies. We believe that by helping SMBs thrive, we can create durable long-term value for all our stakeholders.
You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Bill.com Holdings, Inc. (the Annual Meeting). We are holding our Annual Meeting in a virtual format this year. The meeting will be held exclusively online via live webcast on Thursday, December 8, 2022 at 9:00 a.m. Pacific Time. We designed the meeting to provide stockholders with the same opportunities to participate as they would have had at an in-person meeting. The virtual Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/BILL2022, where you will be able to listen to the meeting live, submit questions and vote online.
The matters expected to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and in this definitive proxy statement (the Proxy Statement). The Annual Meeting materials include the notice, Proxy Statement and Annual Report on Form 10-K, each of which has been furnished to you over the Internet or, if you have requested a paper copy of the materials, by mail.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote as soon as possible by Internet, telephone or, if you received a paper copy of the meeting materials by mail, by completing and returning the enclosed proxy card or voting instruction form in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the virtual Annual Meeting regardless of whether or not you attend the meeting. Returning the proxy does not affect your right to attend and to vote your shares at the virtual Annual Meeting.
Thank you for your trust and ongoing support of BILL.
Sincerely,

René Lacerte Chief Executive Officer and Director
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON THURSDAY, DECEMBER 8, 2022:
The Proxy Statement and Annual Report are available at https://materials.proxyvote.com

BILL.COM HOLDINGS, INC.
6220 America Center Drive
San Jose, California 95002
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Time and Date:	Thursday, December 8, 2022 at 9:00 a.m. Pacific Time

Place:	The meeting can be accessed by visiting www.virtualshareholdermeeting.com/BILL2022, where you will be able to listen to the meeting live, submit questions and vote online.

Items of Business:	1.
Elect the four Class III directors named in the accompanying Proxy Statement, each to serve a three-year term expiring at the 2025 annual meeting of stockholders and until such director’s successor is elected and qualified.

	2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2023.
	3.	Approve, on a non-binding advisory basis, the compensation paid by us to our Named Executive Officers as disclosed in the Proxy Statement.
	4.	Transact any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Record Date:	Only stockholders of record at the close of business on October 11, 2022 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

Voting:
Each share of common stock that you own represents one vote. For questions regarding your stock ownership, you may contact us through our website at investor.bill.com or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., through its website at www-us.computershare.com or by phone at (800) 736-3001.

This notice of the Annual Meeting, the Proxy Statement and the form of proxy are being distributed and made available on or about October 25, 2022.
Whether or not you plan to attend the virtual Annual Meeting, we encourage you to vote and submit your proxy through the Internet or by telephone or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting.
By Order of the Board of Directors,

Raj Aji
Chief Legal Officer, Chief Compliance Officer and Secretary

San Jose, California
October 25, 2022

BILL.COM HOLDINGS, INC.

PROXY STATEMENT FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

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BILL.COM HOLDINGS, INC.
PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement for the Annual Meeting. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Proxy Statement. In this Proxy Statement, we refer to Bill.com Holdings, Inc. as “BILL,” “we,” “us,” or the “Company.”
Meeting Agenda and Voting Recommendations
PROPOSAL ONE			✔ BOARD’S RECOMMENDATION: “FOR” each of the nominees
ELECTION OF DIRECTORS
We are asking our stockholders to elect four Class III directors for a three-year term expiring at BILL’s 2025 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal. The table below sets forth information with respect to our four nominees standing for election. All of the nominees are currently serving as directors. Additional information about our director nominees and their respective qualifications can be found under the section titled “Proposal One—Election of Directors—Nominees to Our Board of Directors.”

Name	Age	Director Since
Steven Cakebread	70	2019
David Hornik	54	2016
Brian Jacobs	61	2007
Allie Kline	51	2020
PROPOSAL TWO	✔ BOARD’S RECOMMENDATION: “FOR” Proposal Two
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are asking our stockholders to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023. Information regarding fees paid to Ernst & Young LLP during fiscal 2022 and 2021 can be found under the section titled “Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm.”

PROPOSAL THREE	✔ BOARD’S RECOMMENDATION: “FOR” Proposal Three
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
We are asking our stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this Proxy Statement. Information regarding compensation of our named executive officers can be found under the section titled “Proposal Three—Vote to Approve Named Executive Officer Compensation.”

BILL AT A GLANCE
Champions of SMBs
Our mission is to make it simple to connect and do business.
We are champions of small and midsize businesses, whom we believe are the heart of local communities and the backbone of our economy. As a leading provider of cloud-based software that simplifies, digitizes, and automates financial operations for SMBs, we empower our customers to operate more efficiently and have better visibility and control of their cash flow.
Our financial software platform creates seamless digital connections between our customers, their suppliers, and their clients. Customers use our platform to generate and process invoices, streamline approvals, make and receive payments, manage employee expenses, sync with their accounting systems, and manage their cash. We have built sophisticated integrations with popular accounting software solutions, banks, card issuers and payment processors, enabling our customers to access these mission-critical services quickly and easily. Divvy, our spend management solution, provides products for businesses to build budgets, manage card payments, and eliminate the need for expense reports.
We efficiently reach SMBs through our proven direct and indirect go-to-market strategies. We acquire customers directly through digital marketing and inside sales, and indirectly through accounting firms and financial institution partnerships. As of June 30, 2022, our partners included some of the most trusted brands in the financial services business, including 85 of the top 100 accounting firms and six of the top ten largest financial institutions in the United States. In total, we serve more than 6,000 accounting firms in the United States.
In fiscal year 2022, approximately 400,000 businesses used our platform to automate their financial workflows and connect with other businesses. As of June 30, 2022, approximately 4.7 million BILL network members have paid or received funds electronically using our platform. We define network members as our customers plus their suppliers and clients.
Fiscal 2022 Financial and Business Highlights
The list below sets forth our financial highlights for fiscal 2022:
•	Total revenue was $642.0 million, an increase of 169% from the prior fiscal year.
•	Gross profit was $497.0 million, representing a 77.4% gross margin, compared to $176.5 million, or a 74.1% gross margin, in the prior fiscal year.
•	Served 157,800 BILL customers as of the end of fiscal 2022. Also served 20,700 spending businesses that used Divvy and 221,600 subscribers that used Invoice2go.
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Processed $219.1 billion in total payment volume (TPV) for BILL customers in fiscal 2022, an increase of 56% year-over-year. Also processed $8.1 billion in card payment volume for Divvy. The total payment volume transacted by Invoice2go subscribers was approximately $932.1 million from the date of acquisition on September 1, 2021 to June 30, 2022.

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Processed 38.6 million transactions during fiscal 2022 through the BILL platform, representing an increase of 32% year-over-year. In addition, processed 23.2 million Divvy card transactions. The total transactions executed by Invoice2go subscribers were approximately 1.1 million from the date of acquisition on September 1, 2021 to June 30, 2022.

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As of June 30, 2022, 4.7 million BILL network members have originated or received an electronic payment using our platform, an increase of 47% year-over-year compared to the 3.2 million network members we reported a year ago.

Governance and Board Highlights
We are committed to good corporate governance, which we believe strengthens the accountability of our Board of Directors and promotes the long-term interests of our stockholders. The list below highlights our independent board and leadership practices, as discussed further in this Proxy Statement:
•	A majority of our directors are independent (twelve out of thirteen current directors).
•	We separate our Chairperson and Lead Independent Director position, in accordance with our Corporate Governance Guidelines.
•	All committees of the Board of Directors are composed of independent directors.
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The Board of Directors is focused on enhancing diversity, equity and inclusion. Five out of eight members of our executive leadership team are women or people of color. Management periodically presents to the Board of Directors on progress around diversity, equity and inclusion initiatives.

•	We have a diverse Board of Directors in which five of 13 directors are women and/or from a diverse ethnic group.
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The Board of Directors, including our Risk & Compliance Committee, focuses on broad risk oversight practices, including financial risk, cybersecurity, data privacy, corporate social responsibility, legal and regulatory matters, and other critical evolving areas.

•	Independent directors conduct regular executive sessions.
•	Our directors maintain open communication and strong working relationships among themselves and have regular access to management.
•	The Board of Directors conducts an annual Board of Directors and committee self-assessment process.
•	The Board of Directors has related-party transaction standards for any direct or indirect involvement of a director in the company’s business activities.
•	Our non-employee directors are required to hold shares of our common stock pursuant to our Stock Ownership Guidelines.
Sustainability Highlights
Our corporate identity and business strategy are purposefully aligned to principles of environmental and social sustainability. We are champions of SMBs, whom we believe are the backbone of our economy and the heart of local communities. We help SMBs, who have traditionally been underserved by software companies, automate their financial back office so that they can focus more on their missions, customers, and true passions.
With our platform, businesses eliminate manual, paper-based processes. Our solutions drive adoption of e-payments, virtual collaboration, and digital documents to reduce consumption of paper, traditional mail, and travel. Additionally, our efficient go-to-market strategy does not rely on travel or large corporate events to acquire customers.
We have a bright and vibrant culture, and we believe a diverse and inclusive workforce is essential in maintaining our culture. We prioritize our employee wellness, have a diversity hiring strategy, advocate and support employee-led resources groups, and drive actionable items based on employee feedback.
Trust is important for our relationships with customers and partners. Our customers and partners trust us with their funds and most sensitive data. We maintain licenses and have mature regulatory compliance practices which are designed to build trust with our regulators, financial institution partners and customers. We take significant measures designed to protect the privacy and the data of our customers. Our regulators and financial institution partners regularly conduct audits of our regulatory and cyber security program.
We are strongly committed to developing, maintaining, and improving policies and practices that promote good governance across our organization, as highlighted elsewhere in this Proxy Statement.
We believe that our approach to conducting business responsibly helps us create value for all of our stakeholders.

Human Capital
Our Culture and Employees
We are a people-centric company and actively develop and nurture a positive relationship with our employees. Our culture centers on our company values:
•	Humble – No Ego
•	Fun – Celebrate the moments
•	Authentic – We are who we are
•	Passionate – Love what you do
•	Dedicated – To each other and the customer
Our values are core to who we are and who we hire, guide how we operate, define how we treat each other every day and ultimately make our teams strong cohesive units. We believe our culture enables us to attract and retain exceptional talent.
As of June 30, 2022, we had a total of 2,269 employees across three offices in the United States: San Jose, California, Houston, Texas, and Draper, Utah; one office in Sydney, Australia; and others working remotely. We also employ individuals on a temporary basis and use the services of contractors as necessary. None of our employees are represented by a labor union with respect to his or her employment. Our executive leadership consists of eight team members, including three women and two people of color.
We have recruiting and hiring practices that meet business hiring needs while maintaining a high bar for talent. We leverage data and analytics to align the recruiting function to business growth and revenue drivers. Our recruiting function was built to quickly scale with increased growth and expansion. Recruiting champions drives inclusive and equitable practices to engage, attract, and hire diverse talent. We provide two key talent management programs to develop our leaders and high potential employees to be their best. We also provide a rigorous program for new people managers. In addition, each year we provide a curriculum of study, linked to business needs, leveraging external learning platforms. The curriculum offers coursework in inclusivity, resiliency and decision-making. We foster a performance and continuous feedback culture including a semi-annual formal feedback cadence in addition to engaging our employees regularly to hear and take action on their sentiment. We have built a unique culture that resonates with employees, as evidenced by our highly-competitive, low attrition rates.
Employee recognition is core to who we are and we take great pride in recognizing those who embody our values, are top achievers, drive results and have longevity. Our recognition platform provides for peer-to-peer recognition and allows anyone in the company to recognize others for a job well done. On a quarterly basis we recognize four to five employees who embody our company values and we celebrate tenure and experience by acknowledging five and ten years of service to the company. Lastly, each year the Top BILL award is given to one individual that exhibits all of our values consistently, drives and delivers business results and is a master of their craft.
Diversity, Equity and Inclusion
We are building a diverse workforce, promoting equity in our practices and creating inclusive employee communities that encourage employee growth. Our executive leadership consists of eight team members, including three women and two people of color. Our mission is to build a company that fosters an equitable approach to hiring, career development, compensation, and career growth, where inclusivity, authenticity, and action matter. We also continuously cultivate a sense of inclusion and social responsibility.
In addition to these internal efforts to support employees from diverse backgrounds, we focus outwardly as well. For example, we fund and support the African Diaspora Network's ABLE Program to develop and launch programs that prepare the next generation of Black entrepreneurs. Between our internal and external efforts, more than 200 executives and employees actively participate in events, employee resource groups, sponsorships and other activities in support of Diversity, Equity and Inclusion. We have seven employee resource groups that all employees are invited to participate in: APAC, Black/African American, LatinX/Hispanic, LGBTQIA+, Physical & Mental Abilities, Veterans, and Women’s Leadership.

Total Rewards
We are committed to providing a fair and equitable compensation and benefits program that supports our diverse workforce. We provide competitive pay and benefits to attract and retain talent, including offering market-competitive base salary, bi-annual bonuses and sales commissions, and equity. We offer employees equity at the time of hire and through annual equity refresh grants, and provide an employee stock purchase plan, to foster a strong sense of ownership and engage our employees in our long-term success. We routinely run analyses to ensure compensation is fair, considering compensable factors that can impact pay, such as role, level, experience, location, and performance. Our full-time employees are eligible to receive, subject to the satisfaction of certain eligibility requirements, our comprehensive benefits package, including our medical, dental and vision insurance, and life and income protection plans. In addition, we provide uncapped time off, as well as maintain a tax-qualified 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. In offering these benefit plans, our intent is to provide a level of benefits that are comparable to those offered by similar companies.
Employee Wellness/COVID-19 Response
In response to the COVID-19 pandemic, we instituted several programs and precautionary measures in support of employee well-being and to protect the health and safety of our workforce, our customers and the communities in which we participate. For example, in March 2020, we closed our corporate headquarters in California and our office in Texas, implemented full-time work from home for our entire workforce and eliminated non-essential travel. We regularly surveyed our team members through our employee survey tool to best understand their needs. Based on survey results, we established no-meetings Wednesday afternoons, instituted a remote work program, provided several wellness days, gave employees a home office stipend, provided additional mental health resources, and options for social connections and vaccination support. We continue to monitor federal, state and local regulatory pronouncements and COVID-19 infection statistics and have begun to reopen our offices in phases, depending on location. In connection with our office re-openings we have instituted numerous social distancing measures to ensure the safety of our employees. As of June 30, 2022, a significant number of our employees continued to work in a remote capacity.
Security, Privacy, and Data Protection
Trust is important for our relationship with customers and partners, and we take significant measures designed to protect their privacy and the data that they provide to us. Keeping our customers’ data safe and secure is a high priority. Our approach to security includes data governance as well as ongoing testing for potential security issues.
We have robust access controls in our production environment with access to data strictly assigned, monitored, and audited. To ensure our controls remain up-to-date, we undergo continuous external testing for vulnerabilities within our software architecture. These efforts have enabled us to certify our platform to SOC1 Type II, SOC2 Type II, and SOC3 standards. Our security program is aligned to the NIST-800-53 standards and is regularly audited and assessed by third parties as well as our partners.
The focus of our program is working to prevent unauthorized access to the data of our customers and network members. To this end, our team of security practitioners work to identify and mitigate risks, implement best practices, and continue to evaluate ways to improve.
These steps include close attention to network security, classifying and inventorying data, limiting and authorizing access controls, and multifactor authentication for access to systems. We also employ regular eight system monitoring, logging, and alerting to retain and analyze the security state of our corporate and production infrastructures.
We take steps to help ensure that our security measures are maintained by the third-party suppliers we use, including conducting annual security reviews and audits.

Our Environmental Impact
With our platform, businesses eliminate manual, paper-based processes. Our solutions drive adoption of e-payments, virtual collaboration, and digital documents to reduce consumption of paper, traditional mail, and travel. Additionally, our efficient go-to-market strategy does not rely on travel or large corporate events to acquire customers.
We are committed to running an efficient business that minimizes our impact on the environment. Rather than have on-premise, energy-intensive servers running at our facilities, we host our platform using co-location third-party cloud infrastructure providers. We also use Amazon Web Services (AWS), which provides us with computing and storage capacity via public cloud hosting.
Our corporate headquarters office is located in San Jose, California, and we have three other employee locations, in Draper, Utah, Houston, Texas, and Sydney, Australia. In all locations, BILL leases commercial office space. More than 50% of our employees are located in our San Jose and Houston offices. The San Jose building has an Energy Star rating of 90+ (the top quartile of energy performance), and the Houston office is LEED-certified GOLD. Our Australia team’s building in Sydney was awarded a ‘Green Star’ rating of six (the highest rating) because it features a green roof and an organic waste farm.
Post-COVID, BILL has embraced a hybrid work model, allowing employees to work remotely two to three days a week. Reducing the number of commuters into our offices reduces pollution and minimizes the consumption of energy and other resources in our office facilities.
Ethics and Compliance
Our leadership team oversees our compliance, business ethics and incident reporting programs, with our legal and compliance functions providing leadership for implementation and enforcement activities. The Board provides additional and regular oversight through its Audit Committee.
Our Code of Business Conduct and Ethics and our Anti-Bribery Policy, among other policies, have been issued to ensure we work and act according to our corporate values and establish a framework to consistently apply our high ethical standards to all global business relationships. Adherence to these documents is required of all employees (including executive officers), independent contractors, and the board of directors of the Company. Employees are required to complete compliance training within 30 days of hire and then annually thereafter.
We have implemented reporting procedures, including a Compliance Hotline administered by a third-party provider and governed by our Whistleblower Policy. The Hotline offers anonymous, cost-free, 24/7 reporting of any ethical concern in English and Spanish. Contact information for the Hotline is available to our employees and business partners, including through our Code of Business Conduct and Ethics. All reported incidents are passed along to our Chief Legal Officer and Chief Compliance Officer and are investigated until resolved and corrective actions are tracked. Our Nominating and Corporate Governance Committee and Audit Committee are also informed of any investigation and its results.
We transfer large sums of customer funds daily and protecting our customers and network members from financial fraud is our highest priority. We have procured and maintain money transmitter licenses in 50 U.S. jurisdictions and Canada and have implemented robust monitoring and compliance programs designed to protect our customers and network members from fraud and to prevent our platform from being used for money-laundering activities.

BILL.COM HOLDINGS, INC.

6220 America Center Drive
San Jose, California 95002

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT SOLICITATION AND VOTING
The accompanying proxy is solicited by the Board of Directors on behalf of Bill.com Holdings, Inc. for use at our 2022 Annual Meeting of Stockholders, to be held virtually at www.virtualshareholdermeeting.com/BILL2022 on Thursday, December 8, 2022 at 9:00 a.m. Pacific Time, and any adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials and this Proxy Statement for the Annual Meeting, and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about October 25, 2022. This Proxy Statement includes information that we are required to provide to you pursuant to the rules and regulations of the U.S. Securities and Exchange Commission, or SEC, and is designed to assist you in voting your shares. In addition, our fiscal year ends on June 30. Unless otherwise noted, any reference to a year preceded by the word “fiscal” refers to the twelve months ended June 30 of that year. For example, references to “fiscal 2022” refer to the twelve months ended June 30, 2022. Any reference to a year not preceded by “fiscal year” refers to a calendar year.
INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with SEC rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this means of delivery makes the proxy distribution process more efficient and less costly, and helps in conserving natural resources.
GENERAL INFORMATION ABOUT THE MEETING
Record Date; Quorum
Only holders of record of our common stock at the close of business on October 11, 2022 (the Record Date), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 105,651,657 shares of common stock outstanding and entitled to vote. For ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting by written request via email to our Corporate Secretary at corpsec@hq.bill.com. A list of stockholders entitled to vote at the Annual Meeting will also be available for examination on the Internet through the virtual web conference during the Annual Meeting.
The holders of a majority of the voting power of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote at the Annual Meeting or if you have properly submitted a proxy.
Voting Rights; Required Vote
In deciding all matters at the Annual Meeting, as of the close of business on the Record Date, each share of common stock represents one vote. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee.

Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, through the Internet or, if you request or receive paper proxy materials, by filling out and returning the proxy card. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a broker, bank, trustee or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Each director will be elected by a plurality of the votes cast, which means that the four nominees receiving the highest number of “FOR” votes will be elected. You may vote “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES” or vote “FOR ALL EXCEPT” one or any of the nominees you specify. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2023 will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal. Approval, on a non-binding advisory basis, of the compensation paid by us to our Named Executive Officers (as defined herein) as disclosed in this Proxy Statement will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal.
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2023 is considered a routine matter. The proposal for the election of directors and any other proposals presented at the Annual Meeting are non-routine matters. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Recommendations of Our Board of Directors on Each of the Proposals Scheduled to be Voted on at the Annual Meeting
Our Board of Directors recommends that you vote “FOR ALL NOMINEES” of the Class III directors named in this Proxy Statement (Proposal No. 1), “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2023 (Proposal No. 2), and “FOR” the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers as disclosed in this Proxy Statement (Proposal No. 3). None of our directors or executive officers has any substantial interest in any matter to be acted upon, other than the nominated directors’ interests in the elections to office under Proposal No. 1, and the Named Executive Officers’ (René Lacerte, John Rettig, Bora Chung, Thomas Clayton, Mark Lenhard, and Blake Murray) interests with respect to Proposal No. 3.

Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:
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vote via the virtual meeting website—any stockholder can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/BILL2022, where stockholders may vote and submit questions during the meeting. The meeting starts at 9:00 a.m. Pacific Time. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/BILL2022, you must enter the 16-digit control number found on your proxy card or other proxy materials. If you do not have a control number, please contact the brokerage firm, bank, dealer, or other similar organization that holds your account as soon as possible so that you can be provided with a control number. Instructions on how to attend and participate via the Internet are posted at www.virtualshareholdermeeting.com/BILL2022. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or the Internet so that your vote will be counted if you later decide not to attend the meeting;

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vote by telephone or through the Internet—in order to do so, please follow the instructions shown on the Notice of Internet Availability of Proxy Materials or your proxy card. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for Internet voting availability. Please be aware that if you vote over the Internet, you may incur costs such as Internet access charges for which you will be responsible; or

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vote by mail—if you request or receive a paper proxy card and voting instructions by mail, complete, sign and date the enclosed proxy card and promptly return it in the prepaid envelope provided. Your signed and dated proxy card must be received by the day prior to the Annual Meeting in order to be voted.

Votes submitted by telephone or through the Internet must be received by 11:59 p.m. Eastern Time on December 7, 2022. Submitting your proxy whether by telephone, through the Internet or, if you request or receive a paper proxy card, by mail will not affect your right to vote should you decide to attend the Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone, through the Internet or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign and return each proxy card you received to ensure that all of your shares are voted.
Expenses of Soliciting Proxies
We will pay the expenses of soliciting proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any other information furnished to stockholders. Following the original mailing of the soliciting materials, we and our agents, including directors, officers and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies
A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:
•	delivering to our Corporate Secretary by mail a written notice stating that the proxy is revoked;
•	signing and delivering a proxy bearing a later date;
•	voting again by telephone or through the Internet; or
•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.
Participating in the Annual Meeting
To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/BILL2022 and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.
If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/BILL2022, type your question into the “Ask a Question” field, and click “Submit.” If your question is properly submitted during the relevant portion of the meeting agenda, we will do our best to respond to your question during the live webcast. A webcast replay of the Annual Meeting, including the Q&A session, will also be archived on the “Investor Relations” section of our website, which is located at investor.bill.com.
If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In either of these situations, we will promptly notify shareholders of the decision via www.virtualshareholdermeeting.com/BILL2022. If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of the virtual meeting website.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE STANDARDS
Our Board of Directors
Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors consists of thirteen directors, all of whom, other than Mr. Lacerte, qualify as “independent” under the listing standards of The New York Stock Exchange (the NYSE Listing Standards). Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed any class whose term is then expiring.
The names, ages as of September 30, 2022, and certain other information for each of the members of our Board of Directors who are nominees for election as a director at the Annual Meeting and for each of the continuing members of our Board of Directors are provided in the table below and in the additional biographical descriptions set forth in the text below the table.
					Other Public Boards	Committee memberships
Name	Age	Director Since	Class	Position		AC	CC	NC	RC
Director Nominees
Steven Cakebread(a)(b)	70	2019	III	Director	0	C
David Hornik(a)	54	2016	III	Director	1			M
Brian Jacobs(a)	61	2007	III	Director	0		M
Allie Kline(a)	51	2020	III	Director	1	M		C
Continuing Directors
René Lacerte	55	2006	I	Chair	0
Peter Kight(a)	66	2019	I	Lead Independent Director	2			M
Tina Reich(a)	46	2022	I	Director	0	M			M
Scott Wagner(a)	52	2021	I	Director	2		C
Aida Alvarez(a)	73	2022	II	Director	4			M
Steve Fisher(a)	58	2021	II	Director	1				C
Allison Mnookin(a)	52	2019	II	Director	1		M		M
Rory O’Driscoll(a)	57	2013	II	Director	1
Alison Wagonfeld(a)	52	2022	II	Director	0
(a)	Independent Director	NC	Nominating and Corporate Governance Committee
(b)	Audit Committee Financial Expert	RC	Risk and Compliance Committee
AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
Nominees for Director
Steven Cakebread has served as a member of our Board of Directors since May 2019. From October 2014 to March 2022, Mr. Cakebread served as Chief Financial Officer of Yext Inc., a software company. From March 2013 to September 2014, he served as Chief Financial Officer and Chief Accounting Officer of D-Wave Systems, Inc., a quantum computing company. From May 2002 to March 2008, Mr. Cakebread served as Chief Financial Officer of Salesforce.com, Inc., a cloud-based software company. He previously served as a member of the board of directors of ServiceSource International, Inc., a service support provider, from February 2010 to October 2017. Mr. Cakebread holds a B.S. in Accounting from the University of California, Berkeley, and a M.B.A. from Indiana University. We believe Mr. Cakebread is qualified to serve as a member of our Board of Directors because of his senior leadership experience and experience having responsibility for financial and accounting matters at technology companies.
David Hornik has served as a member of our Board of Directors since May 2016. Mr. Hornik has served as general partner of August Capital, a venture capital firm, since June 2000 and as general partner of Lobby Capital, a venture capital firm, since January 2021. Since February 2012, Mr. Hornik has served on the board of directors of Fastly, Inc., a cloud computing company. Mr. Hornik also currently serves on the boards of directors of several privately held companies. He served on the board of directors of Splunk, Inc., a provider of machine data analytics software, from August 2004 to September 2017 and Gitlab Inc., a software development platform, from March 2019 to March 2022. Mr. Hornik holds an A.B. in Political Science and an A.B. in Computer Music from Stanford University, an M. Phil in Criminology from Cambridge University and a J.D. from Harvard Law School. We believe Mr. Hornik is qualified to serve as a member of our Board of Directors because of his extensive experience in the venture capital industry and his knowledge of technology companies.
Brian Jacobs has served as a member of our Board of Directors since August 2007. Mr. Jacobs has served as Founder and General Partner of Emergence Capital Partners, a venture capital firm, since January 2003, as Founder and Managing Partner of Moai Capital, a seed capital firm, since May 2019, and as a faculty member teaching venture capital finance at the Stanford Graduate School of Business since 2018. Mr. Jacobs also currently serves on the boards of directors of several privately held companies. Mr. Jacobs holds a B.S. and an M.S. in Mechanical Engineering from Massachusetts Institute of Technology and an M.B.A. from Stanford Graduate School of Business. We believe Mr. Jacobs is qualified to serve as a member of our Board of Directors because of his extensive experience in the venture capital industry and his knowledge of technology companies.
Allie Kline has served as a member of our Board of Directors since September 2020. Since January 2020, Ms. Kline has been a founding principal of LEO DIX, a boutique services firm. From June 2017 to September 2018, Ms. Kline served as Chief Marketing Officer for Verizon Media, a subsidiary of Verizon Communications. Prior to Verizon Media’s formation through the acquisitions of AOL and Yahoo, Ms. Kline held the position of Chief Marketing Officer for AOL, from January 2013 to June 2017, prior to and following Verizon’s acquisition of AOL in 2015. From May 2011 to December 2012, Ms. Kline served as the Chief Marketing Officer for 33Across, a data and analytics company. Since April 2019, Ms. Kline has served on the board of directors of Huntington Bancshares, Inc., a bank holding company. Ms. Kline previously served on the board of directors of Pier 1 Imports, Inc., a home furnishings retailer, from September 2018 to September 2020, and on the board of directors of Waddell & Reed, an asset management and financial planning company, from February 2020 until its sale to Macquarie Asset Management, an asset management company, in May 2021. Ms. Kline also currently serves on the boards of directors of several privately held companies. Ms. Kline holds a B.S. in Communications from Ithaca College. We believe Ms. Kline is qualified to serve as a member of our Board of Directors because of her extensive experience in marketing and communications.
Continuing Directors
René Lacerte has served as our Chief Executive Officer and a member of our Board of Directors since our inception in April 2006. Prior to founding BILL, he founded PayCycle, Inc. in 1999, an online payroll solution which was acquired by Intuit, Inc., a software company, in 2009. Mr. Lacerte holds a B.A. in Economics from Stanford University and an M.S. in Industrial Engineering from Stanford University. We believe that Mr. Lacerte is qualified to serve on our Board of Directors because of his deep industry experience as an SMB owner and as an executive at software companies, and as our founder and Chief Executive Officer.
Peter Kight has served as a member of our Board of Directors since May 2019. Mr. Kight is a venture capital investor and previously served as Senior Advisor to Comvest Partners, a private equity firm, from April 2013 to April 2015. Prior to that Mr. Kight was the Founder, Chairman and Chief Executive Officer of CheckFree, a provider of financial services technology, from 1981 until it was acquired by Fiserv in 2007. He has served as chairman of the board of directors of Repay Holdings Corp., a financial technology and payment processing solution provider, since July 2019 and has served on the board of directors of indie Semiconductor, Inc. since June 2021. In addition, Mr. Kight served on the board of directors of Blackbaud, Inc., a software company, from December 2014 to February 2020, and served on the board of Huntington Bancshares, Inc., a bank holding company, from June 2012 to April 2020. From September 2017 to July 2019, Mr. Kight served as chairman of the board of directors of Thunder Bridge Acquisition, Ltd., a special acquisition company. We believe Mr. Kight is qualified to serve as a member of our Board of Directors because of his deep industry experience in the technology and payments industries.
Tina Reich has served as a member of our board of directors since June 2022. Ms. Reich served as Senior Vice President and Chief Credit Officer of the Global Business Financing, Payments and Digital Experiences group of American Express Company, a payment and card services company, from March 2019 to December 2021. Ms. Reich served as Chief Risk Officer and Chief Data Scientist at Credibly, a fintech lending platform, from September 2014 to February 2019. She has been an advisor to Theorem since August 2022, where she also served as Head of Credit and Risk from May 2022 to August 2022, and advisor to Clara, a Latin American financial services company, since March

2022. She served on the Experian Financial Services Advisory Council from 2016 to December 2021. Ms. Reich holds a bachelor’s degree in economics from the Massachusetts Institute of Technology. We believe Ms. Reich is qualified to serve as a member of our Board of Directors because of her extensive executive experience in the financial technology and financial services industries.
Scott Wagner has served as a member of our Board of Directors since September 2021. Since May 2021, Mr. Wagner has served as Chief Executive Officer and a member of the board of directors of Bilander Acquisition Corp., a special purpose acquisition company, and since October 2021 Mr. Wagner has served as a member of the board of directors of DoubleVerify, an advertising data verification company. Mr. Wagner also currently serves on the boards of directors of two privately held companies. From July 2012 to September 2019, Mr. Wagner served in various leadership roles at GoDaddy, Inc., a leading internet domain registrar and web hosting company, including as Chief Executive Officer from December 2017 to September 2019, as President, Chief Financial Officer and Chief Operating Officer from May 2013 to December 2017, and as Interim Chief Executive Officer from July 2012 to January 2013. Mr. Wagner also served as a director of GoDaddy from December 2017 to September 2019. Prior to GoDaddy, Mr. Wagner served as a Partner at KKR & Co. Inc., a global investment company, where he worked from June 2000 to May 2012. In addition, Mr. Wagner served on the board of directors of TWC Tech Holdings II Corp., a special purpose acquisition company, from September 2020 to August 2021. Mr. Wagner holds a B.A. in Economics from Yale University and an M.B.A. from Harvard Business School. We believe Mr. Wagner is qualified to serve as a member of our Board of Directors because of his extensive experience in senior executive roles at a technology company and his industry experience.
Aida Alvarez has served on the BILL board of directors since May 2022. Since August 2019, Ms. Alvarez has served on the board of directors of Fastly, Inc., a cloud computing company, since June 2016 she has served on the board of directors of HP Inc., a multinational technology company, since April 2017 she has served on the board of directors of Stride, Inc., a for-profit education company and since August 2011 she has served on the board of directors of Opportun Financial Corp., an online lending company. Ms. Alvarez previously served on the boards of directors of Walmart, Inc., a multinational retail corporation, from June 2006 to June 2016, MUFG Union Bank, a full-service bank, from October 2004 to June 2014, and Pacificare, Inc. (now UnitedHealth Group, Inc., a multinational managed healthcare and insurance company), from November 2003 to July 2005. From 1992 to 2001, Ms. Alvarez served in the Clinton Administration, where, as Administrator of the U.S. Small Business Administration from 1996 to 2001, she was the first Latina to serve in a U.S. President’s Cabinet. She is founding Chair Emerita of the Latino Community Foundation. Ms. Alvarez holds an A.B. in English from Harvard University. We believe Ms. Alvarez is qualified to serve on our board because of her extensive board experience and knowledge of technology companies.
Steve Fisher has served as a member of our Board of Directors since February 2021. Mr. Fisher has served as Executive Vice President and General Manager of Next Gen CRM and Unified Data Services for Salesforce.com, Inc., a multinational software company, since July 2021. Previously, Mr. Fisher served as Senior Vice President and Chief Technology Officer at eBay, Inc., an online marketplace, from September 2014 to May 2019. Mr. Fisher has served on the board of directors of Copart Inc, a provider of online vehicle auction and automotive remarketing services, since July 2019. Previously, Mr. Fisher served on the board of directors of FD Technologies Public Limited Company, a provider of products and consulting services, from September 2020 to January 2022, Vonage Holdings Corp., a cloud communications company, from January 2013 to October 2021 and Safeguard Scientifics, Inc., a venture capital and consulting firm, from May 2015 to June 2018. Mr. Fisher holds a B.S. in Mathematical and Computational Science and an M.S. in Computer Science from Stanford University. We believe Mr. Fisher is qualified to serve as a member of our Board of Directors because of his extensive executive and board experience in the technology industry.
Allison Mnookin has served as a member of our Board of Directors since July 2019. Since July 2017, Ms. Mnookin has served as a senior lecturer of business administration at Harvard Business School. Since January 2022, Ms. Mnookin has served on the Advisory Board of the Mass. Fintech Hub. Ms. Mnookin served as CEO of QuickBase, Inc., an online application software company, from April 2016 to November 2016. From July 2010 to March 2016, Ms. Mnookin served as vice president and general manager of the QuickBase business of Intuit, Inc., a software company. Since June 2018, Ms. Mnookin has served on the board of LPL Financial Holdings, Inc., a technology, brokerage and investment advisory services company. Previously, Ms. Mnookin served on the board of QuickBase, Inc. following its divestment from Intuit in March 2016 until April 2019. Ms. Mnookin also served on the board of Fleetmatics Group PLC, a SaaS fleet management provider, from

March 2014 to November 2016. Ms. Mnookin holds an A.B. in Women’s Studies from Harvard University and an M.B.A. from Harvard Business School. We believe Ms. Mnookin is qualified to serve as a member of our Board of Directors because of her executive experience and knowledge of technology companies.
Rory O’Driscoll has served as a member of our Board of Directors since August 2013. Since 2007, Mr. O’Driscoll has been a Managing Partner at Scale Venture Partners, a venture capital firm. Since February 2014, Mr. O’Driscoll has served on the board of directors of Walkme Ltd., a web applications company. Mr. O’Driscoll previously served on the board of directors of Box, Inc., a data storage and file management software company, from April 2010 to July 2020, and DocuSign, Inc., an eSignature and digital transaction management company, from December 2010 to August 2018. Mr. O’Driscoll currently serves on the boards of directors of several privately held companies. Mr. O’Driscoll holds a B.Sc. in Economics from the London School of Economics. We believe Mr. O’Driscoll is qualified to serve as a member of our Board of Directors because of his extensive experience in the venture capital industry and his knowledge of technology companies.
Alison Wagonfeld has served as a member of our Board of Directors since October 2022. Ms. Wagonfeld has served as the Chief Marketing Officer for Google Cloud and Vice President, Marketing at Google, a multinational technology company, since May 2016. Prior to Google, Ms. Wagonfeld served as an Operating Partner at Emergence Capital Partners, a venture capital firm focused on early and growth-stage enterprise cloud companies, from March 2013 to April 2016. Prior to Emergence, Ms. Wagonfeld was an Executive Director at the Harvard Business School California Research Center from October 2001 to March 2013. Earlier in her career, Ms. Wagonfeld co-founded QuickenLoans while at Intuit and worked in the investment banking division at Morgan Stanley. Ms. Wagonfeld is a founding member of the Adweek Diversity, Equity & Inclusion Council, where she has served since January 2020, and a member of the Advisory Board for the Yale University Jackson School for Global Affairs, where she has served since March 2022. Ms. Wagonfeld holds a B.A. from Yale University and an M.B.A. from Harvard Business School. We believe Ms. Wagonfeld is qualified to serve as a member of our board of directors because of her executive experience and leadership of technology companies.
There is no family relationship between any of the directors or executive officers and any of our other directors or executive officers.

Board of Director Composition Highlights
The charts below set forth as of October 25, 2022 information relating to the gender, tenure, ethnicity and ages of our Board of Directors. Among the thirteen members of our Board of Directors, five self-identify as women and two self-identify as individuals from an underrepresented community (meaning, an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender).

Gender

Male
Female
5
8

Tenure

0-3 years
4-10 years
10+ years
2
2
9

Race/ Ethnicity

White
from Underrepresented Community
2
11

Age

<50
50-55
56-60
>60
1
4
6
2

Director Skills and Experience
The following table reflects the experience and expertise of our 13 directors. These are the skills and qualifications our Board considers important for our directors to have in light of our current business and structure.

Corporate Governance Highlights
Corporate governance at BILL is designed to promote the long-term interests of our stockholders, strengthen Board and management accountability, foster responsible decision-making, engender public trust and demonstrate BILL’s commitment to transparency, accountability, independence and diversity.
INDEPENDENCE		BOARD PRACTICES
•	All non-employee directors are independent	•	Diverse Board in which five of 13 directors are women and/or from a diverse ethnic group
•	We separate our Chairperson and Lead Independent Director position, in accordance with our Corporate Governance Guidelines
		•	Annual Board and committee self-evaluation process
•	Independent directors meet regularly in executive session	•	Regular review of Board and management succession planning
•	All members of the Board’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk and Compliance Committee are independent	•	The Board is focused on enhancing diversity, equity and inclusion. Management periodically presents to the Board of Directors on progress around diversity, equity and inclusion initiatives
•	The Board of Directors has related-party transaction standards for any direct or indirect involvement of a director in the company’s business activities	•	Our directors maintain open communication and strong working relationships among themselves and have regular access to management
ACCOUNTABILITY		ETHICS PRACTICES
•	Annual stockholder advisory vote to approve Named Executive Officer compensation	•	Code of Business Conduct and Ethics for employees and directors
•	Proactive and robust stockholder engagement program	•	Whistleblower hotline available to all employees as well as third parties
•	Clawback Policy	•	Non-retaliation policy for reporting ethics concerns
•	Stock ownership requirements for our executives and directors	•	Audit Committee responsibility to review complaints regarding accounting, internal accounting controls, auditing and federal securities matters
•	Prohibition on hedging and pledging transactions by executive officers and directors
•
The Board of Directors, including our Risk and Compliance Committee, focuses on broad risk oversight practices, including financial risk, cybersecurity, data privacy, corporate social responsibility, legal and regulatory matters, and other critical evolving areas

Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of our company. Our Corporate Governance Guidelines are available on the “Investor Relations” section of our website, which is located at investor.bill.com, by clicking “Governance Documents” in the “Governance” section of our website. Our Nominating and Corporate Governance Committee periodically reviews the Corporate Governance Guidelines, and recommends changes to our Board of Directors as warranted.
Board Leadership Structure
Our Corporate Governance Guidelines provide that our Board of Directors shall be free to choose its chairperson in any way that it considers in the best interests of our Company, and that the Nominating and Corporate Governance Committee periodically considers the leadership structure of our Board of Directors and makes such recommendations to our Board of Directors with respect thereto as appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, the independent directors may designate a “lead independent director.” In cases in which the chairperson and chief executive officer are the same person and a lead independent director has been designated, the chairperson schedules and sets the agenda for meetings of our Board of Directors in consultation with the lead independent director, and the chairperson, or if the chairperson is not present, the lead independent director, chairs such meetings. The responsibilities of the lead independent director include: calling meetings of the independent directors, presiding at executive sessions of independent directors, serving as a liaison between the chairperson and the independent directors, disseminating information to our Board of Directors, being available under appropriate circumstances for communication with stockholders, and performing such other functions and responsibilities as requested by our Board of Directors from time to time.
In accordance with our Corporate Governance Guidelines, we have a lead independent director of the Board of Directors separate from our chairperson. Mr. Lacerte is our Chairman and Chief Executive Officer and Mr. Kight is the lead independent director of the Board of Directors. The Board of Directors believes that this leadership structure reflects the role and responsibilities of the chief executive officer in our business and operations as well as the significant involvement and authority vested in a separate lead independent director of the board. The Board of Directors retains the authority to modify this structure as it deems appropriate.
Our Board of Directors’ Role in Risk Oversight
Our Board of Directors, as a whole, has responsibility for risk oversight, although the committees of our Board of Directors oversee and review risk areas that are particularly relevant to them. The risk oversight responsibility of our Board of Directors and its committees is supported by our management reporting processes, which are designed to provide visibility to our Board of Directors and to our personnel that are responsible for risk assessment and information about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, investment, liquidity and tax), legal, regulatory, cybersecurity, privacy, compliance and reputational risks. Our Board of Directors reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions. Our Audit Committee and our Risk and Compliance Committee assist our Board of Directors in fulfilling its oversight responsibilities with respect to risk management.
Each committee of our Board of Directors meets with key management personnel and representatives of outside advisors, as appropriate, to oversee risks associated with their respective principal areas of focus. Our Audit Committee reviews our major financial and other risk exposures, our internal control over financial reporting, our disclosure controls and procedures, legal and regulatory compliance, and, among other things, discusses with management and our independent auditor guidelines and policies with respect to risk assessment and risk management. In addition, our Audit Committee, with input from management, oversees cybersecurity and data protection activities to ensure that we are actively and appropriately protecting our data as well as that of our employees, customers and suppliers and that we are meeting data protection compliance requirements. Our Compensation Committee evaluates our major compensation-related risk exposures and the steps management has taken to monitor or mitigate such exposures. Our Nominating and Corporate Governance Committee assesses risks relating to our corporate governance practices, the independence of our Board of Directors and reviews and discusses the narrative disclosure regarding our Board of Directors’ leadership structure and role in risk oversight. Our Risk and Compliance Committee assists our Board of Directors in its oversight and monitoring of the Company’s management of systems and operational risk related to customer payments and related money-movement business operations, management of information security and regulatory compliance. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.
Independence of Directors
The listing rules of The New York Stock Exchange (NYSE) generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent.
In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.
Our Board of Directors conducts an annual review of the independence of our directors. In its most recent review, our Board of Directors determined that Aida Alvarez, Steven Cakebread, Steve Fisher, David Hornik, Brian Jacobs, Peter Kight, Allie Kline, Allison Mnookin, Rory O’Driscoll, Tina Reich, Scott Wagner and Alison Wagonfeld, representing 12 of our 13 directors, are “independent directors” as defined under the applicable listing standards of the NYSE and the applicable rules and regulations promulgated by the SEC. Our Board of Directors has also determined that all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent and satisfy the relevant SEC and NYSE independence requirements for such committees.
Committees of Our Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk and Compliance Committee. The composition and responsibilities of each committee are described below. Each of these committees has a written charter approved by our Board of Directors. Copies of the charters for each committee are available on the “Investor Relations” section of our website, which is located at investor.bill.com, by clicking on “Governance Documents” in the “Governance” section of our website.
Audit Committee
Our Audit Committee is composed of Mr. Cakebread, who is the chair of the committee, Ms. Kline, and Ms. Reich. Each member of our Audit Committee is independent under the current NYSE listing standards and SEC rules and regulations. Each member of our Audit Committee is financially literate as required by the current NYSE listing standards. In addition, our Board of Directors has determined that Mr. Cakebread is an “audit committee financial expert” as defined in SEC rules and regulations. This designation does not impose any duties, obligations or liabilities that are greater than those generally imposed on members of our Audit Committee and our Board of Directors. Our Audit Committee is responsible for, among other things:
•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;
•	ensuring the independence of the independent registered public accounting firm;
•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•	considering the adequacy of our internal controls and internal audit function;
•	assessing the Company’s cybersecurity risks and the measures implemented by the Company to mitigate and prevent cyberattacks and respond to data breaches;
•	reviewing related-party transactions that are material or otherwise implicate disclosure requirements; and
•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee
Our Compensation Committee is composed of Mr. Wagner, who is the chair of the committee, Mr. Jacobs, and Ms. Mnookin. The composition of our Compensation Committee meets the requirements for independence under current NYSE listing standards and SEC rules and regulations. Each member of this committee is a non-employee director, as defined in SEC rules and regulations. Our Compensation Committee is responsible for, among other things:
•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;
•	reviewing and recommending to our Board of Directors the compensation of our directors;
•	administering our stock and equity incentive plans;
•	reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans; and
•	establishing our overall compensation philosophy.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is composed of Ms. Kline, who is the chair of the committee, Ms. Alvarez, Mr. Hornik, and Mr. Kight. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under current NYSE listing standards. Our Nominating and Corporate Governance Committee is responsible for, among other things:
•	identifying and recommending candidates for membership on our Board of Directors;
•	recommending directors to serve on board committees;
•	reviewing and recommending to our Board of Directors any changes to our corporate governance principles;
•	reviewing proposed waivers of the code of conduct for directors and executive officers;
•	overseeing the process of evaluating the performance of our Board of Directors; and
•	advising our Board of Directors on corporate governance matters.
Risk and Compliance Committee
Our Risk and Compliance Committee is composed of Mr. Fisher, who is the chair of the committee, Ms. Mnookin, and Ms. Reich. Our Risk and Compliance Committee is responsible for, among other things:
•	overseeing management’s risk program related to the Company’s customer payments and related money-movement business operations;
•
overseeing management’s information security program, monitoring compliance with the program and reviewing the implementation of appropriate administrative, technical and physical safeguards to meet applicable regulatory requirements and industry standards;

•
reviewing with management the Company’s compliance with money transmission and related laws and regulations and banking system, bank partner and payment network rules and requirements, and discussing with management reports and inquiries from regulatory or governmental agencies and material incidents, reports, programs and initiatives; and

•	advising our Audit Committee of any risks that may present significant financial exposure to the Company.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during fiscal 2022 were Mr. Wagner, Mr. Fisher, Mr. Jacobs, Mr. Kight and Ms. Mnookin. None of the members of our Compensation Committee in fiscal 2022 was at any time an officer or employee of ours or any of our subsidiaries, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. During fiscal 2022, none of our executive officers served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee.
Board and Committee Meetings and Attendance
Our Board of Directors and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During fiscal 2022, our Board of Directors met seven times and also acted by unanimous written consent. During fiscal 2022, each member of our Board of Directors attended at least 75% of the aggregate of all meetings of our Board of Directors and of all meetings of committees of our Board of Directors on which such member served that were held during the period in which such director served. The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. During fiscal 2022, our Audit Committee met eight times, our Compensation Committee met six times, our Nominating and Corporate Governance Committee met four times, and our Risk and Compliance Committee met four times.
Board Attendance at Annual Stockholders’ Meeting
Our policy is to invite and encourage each member of our Board of Directors to be present at our annual meetings of stockholders. All but two members of our Board of Directors attended our 2021 annual meeting of stockholders in their capacity as directors of our company.
Communication with Directors
Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board of Directors as a group, a committee of our Board of Directors or a specific member of our Board of Directors (including our chairperson) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of our Board of Directors as appropriate. Sales materials, abusive, threatening or otherwise inappropriate materials and items unrelated to the duties and responsibilities of our Board of Directors will not be provided to directors.
The address for these communications is:
Bill.com Holdings, Inc.
c/o Corporate Secretary
6220 America Center Drive
San Jose, California 95002
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all the members of our Board of Directors, officers and employees. Our Code of Business Conduct and Ethics is posted on the “Investor Relations” section of our website, which is located at investor.bill.com under “Governance Documents” in the “Governance” section of our website. We intend to satisfy the disclosure requirement under applicable SEC and NYSE disclosure requirements regarding amendments to, or waivers of, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the address and location specified above.

NON-EMPLOYEE DIRECTOR COMPENSATION
Fiscal 2022 Director Compensation
The following table provides information regarding all fiscal 2022 compensation awarded to, earned by or paid to each person who served as a director for some portion or all of fiscal 2022, other than Mr. Lacerte, our Chief Executive Officer. Mr. Lacerte is not included in the table below, as he is also our employee and receives no additional compensation for his service as a director. The compensation received by Mr. Lacerte as an employee is shown in the “Executive Compensation—Fiscal 2022 Summary Compensation Table” below. In addition, Ms. Wagonfeld is not included in the table below because she was appointed to our board in October 2022, which fell in fiscal 2023.
Name	Fees Earned or Paid In Cash	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Aida Alvarez	$5,782	$400,012(2)	—	$405,794
Steven Cakebread	$50,625	$175,054(3)	—	$225,679
Steve Fisher	$40,375	$175,054(3)	—	$215,429
David Hornik	$38,625	$175,054(3)	—	$213,679
Brian Jacobs	$45,625	$175,054(3)	—	$220,679
Peter Kight	$54,143	$175,054(3)	—	$229,197
Allie Kline	$41,081	$175,054(3)	—	$216,135
Allison Mnookin	$42,002	$175,054(3)	—	$217,056
Rory O'Driscoll	$34,169	$175,054(3)	—	$209,223
Steven Piaker	$25,955	—	—	$25,955
Tina Reich	—	$399,962(4)	—	$399,962
Colleen Taylor	$51,339	$175,054(3)	—	$226,393
Scott Wagner	$25,751	$349,954(5)	—	$375,705
(1)
The amounts reported in these columns represent the aggregate grant date fair value of restricted stock units, or RSUs, or option awards made to directors in fiscal 2022 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC 718. This amount does not reflect the actual economic value realized by the director, which will vary depending on the performance of our common stock. Our non-employee directors held option and RSU awards to acquire the following number of shares as of June 30, 2022:

	Number of Shares Underlying Outstanding Awards
Name	Option Awards	RSU Awards
Aida Alvarez	—	3,496
Steven Cakebread	33,333	873
Steve Fisher	—	2,144
David Hornik	—	873
Brian Jacobs	—	873
Peter Kight	33,333	873
Allie Kline	—	3,168
Allison Mnookin	53,333	873
Rory O'Driscoll	—	873
Steven Piaker	—	—
Tina Reich	—	3,638
Colleen Taylor	—	—
Scott Wagner	—	1,348
(2)	Ms. Alvarez's initial award of 3,496 RSUs vests in accordance with the vesting schedule described below under “—Non-Employee Director Compensation Arrangements.”
(3)	Annual awards of 873 RSUs vests in accordance with the vesting schedule described below under “—Non-Employee Director Compensation Arrangements.”
(4)	Ms. Reich’s initial award of 3,638 RSUs vests in accordance with the vesting schedule described below under “—Non-Employee Director Compensation Arrangements.”
(5)	Mr. Wagner’s initial award of 1,348 RSUs vests in accordance with the vesting schedule described below under “—Non-Employee Director Compensation Arrangements.”

Non-Employee Director Compensation Arrangements
Our compensation arrangements for non-employee directors are reviewed periodically by our Compensation Committee and our Board of Directors. In addition, at the Compensation Committee’s direction, Compensia, our independent compensation consultant, provided a competitive analysis of director compensation levels, practices and design features as compared to the general market as well as our compensation peer group. Our Compensation Committee and Board of Directors reviewed our non-employee director compensation policy in May 2022 and determined to increase amounts payable to our non-employees directors to the amounts described below.
Non-Employee Director Equity Compensation
Each new non-employee director appointed to the Board will be granted RSUs covering shares with a value equal to $400,000 (the Initial Award), which will be granted on the date of the non-employee director’s appointment to the Board of Directors (the Initial Award Grant Date). The Initial Award will vest in three equal annual installments on the anniversary of the Initial Award Grant Date, subject to continued service on each applicable vesting date.
On the date of each annual meeting of our stockholders, each continuing non-employee director will be granted RSUs under the Plan with a value equal to $200,000 (the Annual Award), prorated for non-employee directors who join between annual meetings of the Company’s stockholders. The Annual Award will vest on the earlier of (a) the date of the next annual meeting of the Company’s stockholders and (b) the date that is one year following the grant date of such Annual Award, subject to continued service on each applicable vesting date.
Non-Employee Director Cash Compensation
Each non-employee director receives annual cash compensation of $32,500 for service on the Board of Directors, and additional cash compensation for the chairperson and committee members as set forth below. All cash payments are made quarterly in arrears and are pro-rated for any partial quarters of service.
•	Lead Independent Director Fee: $17,500
•	Audit Committee Chair: $20,000
•	Audit Committee Member (Non-Chair): $10,000
•	Compensation Committee Chair: $15,000
•	Compensation Committee Member (Non-Chair): $7,500
•	Nominating and Corporate Governance Committee Chair: $8,000
•	Nominating and Corporate Governance Committee Member (Non-Chair): $4,000
•	Risk and Compliance Committee Chair: $15,000
•	Risk and Compliance Committee Member (Non-Chair): $7,500
Stock Ownership Guidelines
In October 2021, we adopted a stock ownership policy for our non-employee directors. Our stock ownership policy requires our non-employee directors to acquire and hold a number of shares of our Company’s common stock equal in value to five times the director’s annual cash retainer for regular service on the Board of Directors until such director’s service on the Board of Directors ceases. We only count directly and beneficially owned shares, including shares underlying vested RSUs that are held or deferred and shares received on exercise of stock options and shares held in trust. Each non-employee director has until the last day of our fiscal year that includes the fifth anniversary of the later of his or her initial appointment to the Board of Directors or from the effective date of the policy to attain the required ownership level. The Compensation Committee may make exceptions in situations where the stock ownership policy would cause a severe hardship.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee in accordance with the committee’s charter, our restated certificate of incorporation and restated bylaws, our Corporate Governance Guidelines and the criteria approved by our Board of Directors regarding director candidate qualifications. In recommending candidates for nomination, the Nominating and Corporate Governance Committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Stockholders wishing to recommend candidates for consideration by our Nominating and Corporate Governance Committee should submit their recommendations to the attention of the Corporate Secretary at the address of our principal executive offices. Information regarding the process for submitting stockholder nominations for candidates for membership on our Board of Directors is set forth below under “Stockholder Proposals to Be Presented at the Next Annual Meeting.”
Director Qualifications
With the goal of developing a diverse, experienced and highly qualified board of directors, the Nominating and Corporate Governance Committee is responsible for developing and recommending to our Board of Directors the desired qualifications, expertise and characteristics of members of our Board of Directors, including any specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on our Board of Directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of our Board of Directors to possess.
Because the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of our Board of Directors from time to time, our Board of Directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our restated certificate of incorporation, restated bylaws, Corporate Governance Guidelines and charters of the committees of our Board of Directors. In addition, neither our Board of Directors nor our Nominating and Corporate Governance Committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the Nominating and Corporate Governance Committee takes into consideration many factors including, among other things, a candidate’s independence, integrity, diversity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of our Board of Directors in the context of its existing composition. Through the nomination process, the Nominating and Corporate Governance Committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to our Board of Directors’ overall effectiveness. The brief biographical description of each director set forth in “Board of Directors and Corporate Governance Standards—Our Board of Directors—Nominees for Director and —Continuing Directors” above includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of 13 directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class III will stand for election at the Annual Meeting. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders to be held in 2023 and 2024, respectively.
At the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors proposes Steven Cakebread, David Hornik, Brian Jacobs and Allie Kline as nominees for election as Class III directors. If elected, each of Ms. Kline and Messrs. Cakebread, Hornik and Jacobs will serve as Class III directors for a three-year term expiring at the 2025 annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
Shares represented by proxies will be voted “FOR” the election of each of the four nominees named above, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than four directors. Stockholders may not cumulate votes for the election of directors.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION
OF EACH OF THE FOUR NOMINATED DIRECTORS

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending June 30, 2023, and recommends that stockholders vote for ratification of such selection. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2023 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting. In the event that Ernst & Young LLP is not ratified by our stockholders, the Audit Committee will review its future selection of Ernst & Young LLP as our independent registered public accounting firm. Further, the Audit Committee may select a different independent registered public accounting firm at any time if, in the committee’s sole discretion, the committee determines that such a change would be in the best interests of the Company and our stockholders.
Ernst & Young LLP audited our financial statements for the fiscal year ended June 30, 2022. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, Ernst & Young LLP periodically rotates the individuals who are responsible for our audit.
In addition to performing the audit of our consolidated financial statements, Ernst & Young LLP provided various other services during the years ended June 30, 2021 and 2022. Our Audit Committee has determined that Ernst & Young LLP’s provision of these services, which are described below, does not impair Ernst & Young LLP’s independence from us. During the years ended June 30, 2021 and 2022, fees for services provided by Ernst & Young LLP were as follows (in thousands):
Fees Billed to Bill.com Holdings	2021	2022
Audit fees(1)	$4,860	$5,608
Audit-related fees(2)	207	—
Tax fees(3)	30	—
All other fees(4)	112	136
Total fees	$5,209	$5,744
(1)
“Audit fees” consisted mainly of fees for work performed in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, review of our unaudited quarterly consolidated financial statements, comfort letters issued in connection with the convertible debt offering and common stock offering in September 2021 (fiscal 2022), a comfort letter issued in connection with the convertible debt offering in November 2020 (fiscal 2021), consents issued in connection with registration statements, consultations in connection with the preparation of the Company’s fiscal 2022 financial statements, and audit of the financial statements of a subsidiary as required by certain state regulations.

(2)	“Audit-related fees” for fiscal year 2021 consisted of fees for accounting due diligence and consultations in connection with our acquisition of DivvyPay, Inc.
(3)	“Tax fees” for fiscal 2021 consisted of fees for work performed in connection with R&D credit studies for various tax years.
(4)	“All other fees” consisted of fees for work performed in connection with assessments of certain of our compliance programs.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.
Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, the scope of services provided by the independent registered public accounting firm and the fees for the services to be performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our Audit Committee.
OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE RECOMMEND A VOTE “FOR” APPROVAL
OF PROPOSAL NO. 2

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the rules of the SEC, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our Named Executive Officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed in this Proxy Statement, will be determined by the vote of a majority of the voting power of the shares present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal.
Stockholders are urged to read the “Executive Compensation” section of this Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our Named Executive Officers. Our Compensation Committee and our Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion and the other related disclosures.”
As an advisory vote, this proposal is not binding. However, our Board of Directors and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING
ADVISORY BASIS, OF PROPOSAL NO. 3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2022, by:
•	each of our Named Executive Officers;
•	each of our directors and director nominees;
•	all of our directors and executive officers as a group; and
•	each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole dispositive power with respect to all shares beneficially owned, subject to applicable community property laws.
Applicable percentage ownership is based on 105,632,997 shares of common stock outstanding as of September 30, 2022. Shares of our common stock subject to stock options that are exercisable as of and within 60 days of September 30, 2022 or RSUs that may vest and settle within 60 days of September 30, 2022 are deemed to be outstanding and to be beneficially owned by the person holding the stock options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities listed in the table below is c/o Bill.com Holdings, Inc., 6220 America Center Drive, San Jose, California 95002.
Name	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)
Named Executive Officers and Directors:
René Lacerte(1)	3,511,270	3.3%
John Rettig(2)	239,220	*
Bora Chung(3)	25,453	*
Thomas Clayton(4)	—	*
Mark Lenhard(5)	4,686	*
Blake Murray(6)	1,165,109	1.1%
Aida Alvarez	—	*
Steven Cakebread(7)	34,286	*
Steve Fisher(8)	636	*
David Hornik(9)	18,402	*
Brian Jacobs(10)	198,918	*
Peter Kight(11)	61,925	*
Allie Kline(12)	2,295	*
Allison Mnookin(13)	54,286	*
Rory O’Driscoll(14)	22,520	*
Tina Reich	—	*
Scott Wagner(15)	449	*
Alison Wagonfeld(16)	—	*
All executive officers and directors as a group (22 persons)(17)	5,339,455	5.0%
Other 5% Stockholders:
T. Rowe Price Associates, Inc.(18)	11,419,081	10.8%
The Vanguard Group, Inc.(19)	8,572,992	8.1%
Blackrock, Inc.(20)	6,765,444	6.4%
Entities affiliated with Morgan Stanley(21)	6,678,452	6.3%
Entities affiliated with Temasek Holdings (Private) Limited (Ossa)(22)	5,566,694	5.3%
Capital International Investors(23)	5,345,029	5.1%
*	Represents beneficial ownership of less than one percent.

(1)
Consists of (i) 76,301 shares of our common stock held by Mr. Lacerte; (ii) 1,708,749 shares of our common stock held by Chung Lacerte Trust; (iii) 801,250 shares of our common stock held by a foundation for which Mr. Lacerte exercises voting control; and (iv) 924,970 shares of our common stock issuable to Mr. Lacerte upon the exercise of stock options and vesting of RSUs within 60 days of September 30, 2022.

(2)
Consists of (i) 24,625 shares of our common stock held by Mr. Rettig; (ii) 59,350 shares of our common stock held by the Rettig Living Trust; and (iii) 155,245 shares of our common stock issuable to Mr. Rettig upon the exercise of stock options and vesting of RSUs within 60 days of September 30, 2022.

(3)
Consists of (i) 616 shares of our common stock held by Ms. Chung; and (ii) 24,837 shares of our common stock issuable to Ms. Chung upon the exercise of stock options and vesting of RSUs within 60 days of September 30, 2022.

(4)	Mr. Clayton departed from the Company in February 2022.
(5)	Consists of 4,686 shares of our common stock held by Mr. Lenhard. Mr. Lenhard departed the Company in September 2022.
(6)
Consists of (i) 116,124 shares of our common stock held by Mr. Murray; (ii) 195,708 shares of our common stock held by Mr. Murray’s spouse, Tianna Murray; (iii) 800,289 shares of our common stock held by BTM Investment Holdings LLC; and (iv) 52,988 shares of our common stock issuable to Mr. Murray upon the exercise of stock options within 60 days of September 30, 2022.

(7)
Consists of (i) 953 shares of our common stock held by Mr. Cakebread; and (ii) 33,333 shares of our common stock issuable to Mr. Cakebread upon the exercise of stock options within 60 days of September 30, 2022.

(8)	Consists of 636 shares of our common stock held by Mr. Fisher.
(9)	Consists of 18,402 shares of our common stock held by Mr. Hornik.
(10)	Consists of (i) 3,953 shares of our common stock held by Mr. Jacobs; and (ii) 194,965 shares of our common stock held by Brian D. Jacobs & Allison Lewis - Jacobs Living Trust.
(11)
Consists of (i) 28,592 shares of our common stock held by Mr. Kight; and (ii) 33,333 shares of our common stock issuable to Mr. Kight upon the exercise of stock options within 60 days of September 30, 2022.

(12)	Consists of (i) 1,148 shares of our common stock held by Ms. Kline; and (ii) 1,147 shares of our common stock issuable to Ms. Kline upon vesting of RSUs within 60 days of September 30, 2022.
(13)
Consists of (i) 953 shares of our common stock held by Ms. Mnookin; and (ii) 53,333 shares of our common stock issuable to Ms. Mnookin upon exercise of the exercise of stock options within 60 days of September 30, 2022.

(14)
Consists of (i) 16,567 shares of common stock held by O’Driscoll 2003 Revocable Family Trust; (ii) 5,935 shares of our common stock held by Scale Management, LLC; and (iii) 873 shares of our common stock issuable to Mr. O’Driscoll upon the vesting of RSUs within 60 days of September 30, 2022. Mr. O’Driscoll is the Managing Partner of Scale Venture Partners.

(15)	Consists of 449 shares of our common stock held by Mr. Wagner.
(16)	Ms. Wagonfeld joined our Board of Directors in October 2022.
(17)
Includes (i) 4,174,242 shares of our common stock held by our directors and executive officers; and (ii) 1,296,700 shares issuable upon the exercise of stock options and vesting of RSUs held by our directors and executive officers within 60 days of September 30, 2022.

(18)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2022 by T. Rowe Price Associates, Inc. The Schedule 13G/A indicated that T. Rowe Price Associates, Inc. had sole voting power over 4,112,357 shares of our common stock and sole dispositive power over 11,419,081 shares of our common stock. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(19)
Based solely on information contained in Schedule 13G/A filed with the SEC on February 9, 2022 by The Vanguard Group, Inc. The Schedule 13G/A indicated that The Vanguard Group, Inc. had sole voting power over zero shares of our common stock and sole dispositive power over 8,446,171 shares of our common stock. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(20)
Based solely on information contained in Schedule 13G filed with the SEC on February 8, 2022 by Blackrock, Inc. The Schedule 13G indicated that Blackrock, Inc. had sole voting power over 6,303,107 shares of our common stock and sole dispositive power over 6,765,444 shares of our common stock. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(21)
Based solely on information contained in Schedule 13G filed with the SEC on February 9, 2022 by Morgan Stanley. The Schedule 13G indicated that Morgan Stanley and Morgan Stanley Investment Management Inc., a wholly owned subsidiary of Morgan Stanley, had shared voting power over 6,246,436 shares of our common stock and shared dispositive power over 6,678,452 shares of our common stock. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(22)
Based solely on information contained in Schedule 13G/A filed with the SEC on February 14, 2022 by Temasek Holdings (Private) Limited. The Schedule 13G/A indicated that Temasek Holdings (Private) Limited, Fullerton Management Pte Ltd Fullerton), Hotham Investments Pte. Ltd (Hotham) and Ossa Investments Pte. Ltd (Ossa) had shared voting power over 5,566,694 shares of our common stock and shared dispositive power over 5,566,694 shares of our common stock. Ossa is a wholly-owned subsidiary of Hotham, which in turn is a wholly-owned subsidiary of Fullerton, which in turn is a wholly-owned subsidiary of Temasek Holdings (Private) Limited. The address of Temasek Holdings (Private) Limited is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(23)
Based solely on information contained in Schedule 13G filed with the SEC on February 14, 2022 by Capital International Investors. The Schedule 13G indicated that Capital International Investors had sole voting power over 5,218,160 shares of our common stock and sole dispositive power over 5,345,029 shares of our common stock. The address of Capital International Investors is 333 S. Hope Street, Los Angeles, CA, 90071.

EXECUTIVE OFFICERS
The names of our executive officers, their ages as of September 30, 2022 and their positions are shown below:
Name	Age	Position
René Lacerte	55	Chief Executive Officer and Director
John Rettig	57	Chief Financial Officer and Executive Vice President, Finance and Operations
Loren Padelford	45	Chief Commercial Officer
Raj Aji	60	Chief Legal Officer, Chief Compliance Officer and Secretary
Our Board of Directors chooses executive officers, who then serve at the discretion of our Board of Directors. There is no family relationship between any of the directors or executive officers and any of our other directors or executive officers.
For information regarding Mr. Lacerte, please refer to “Board of Directors and Corporate Governance Standards—Our Board of Directors—Continuing Directors” above.
John Rettig has served as our Chief Financial Officer and Executive Vice President, Finance and Operations since June 2014. Mr. Rettig previously served as the Chief Financial Officer at Exponential Interactive, Inc., an advertising intelligence and digital media solutions company, from May 2005 to June 2014, where he was responsible for the company’s global finance function. Mr. Rettig currently serves on the Board of Directors of Arcadia Power, Inc., a climate technology company. Mr. Rettig holds a B.S. in Economics and Business Administration from Saint Mary’s College of California.
Loren Padelford has served as our Chief Commercial Officer since September 2022. Prior to joining BILL, Mr. Padelford served as Chief Operating Officer for Podium Corporation, Inc., a software development company, from October 2021 to June 2022. He has previously served as Vice President and General Manager at Shopify Plus, an ecommerce platform under Shopify Inc., from October 2014 to July 2021; as Executive Vice President and Chief Revenue Officer at Skura Corporation, a marketing solutions platform, from December 2013 to September 2014; and Executive Vice President and General Manager at Active Risk Group PLC, a risk management solutions platform, from August 2011 to September 2013. Mr. Padelford holds a B.A. in Psychology from the University of Guelph and an M.B.A. in Marketing from the University of Liverpool.
Raj Aji has served as our Chief Legal Officer, Chief Compliance Officer and Secretary since August 2016. Prior to joining BILL, Mr. Aji served as Assistant General Counsel, Financial Services, for Intuit, Inc., a software company, from January 2013 to August 2016. He has previously served as General Counsel at Obopay, Inc., a mobile payments company, from December 2010 to December 2012, and Xoom.com, Inc., a publicly listed e-commerce company. From February 2018 to May 2019, Mr. Aji served as a member of the board of directors of IIT Startups, a non-profit organization dedicated to educating and mentoring early stage technology companies. Mr. Aji holds a B. Tech in Chemical Engineering, from the Indian Institute of Technology, Bombay, an M.S. in Civil and Environmental Engineering from the University of Iowa, Iowa City and a J.D. from the University of California, Berkeley, School of Law.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during fiscal 2022, including our executive compensation policies and practices, how and why the Compensation Committee arrived at the compensation decisions for our named executive officers (Named Executive Officers), and the key factors the Compensation Committee considered in making those decisions.
Our Named Executive Officers for fiscal 2022, which consist of our principal executive officer, principal financial officer, and our three other most highly compensated executive officers during fiscal 2022 include:
•	René Lacerte, our Chief Executive Officer;
•	John Rettig, our Chief Financial Officer;
•	Bora Chung, our Chief Experience Officer;
•	Thomas Clayton, our former Chief Revenue Officer;
•	Mark Lenhard, our former Chief Operating Officer; and
•	Blake Murray, our former Chief Revenue Officer.
Ms. Chung notified us on August 15, 2022 that she will be retiring, though no date has been set. Mr. Clayton ceased to serve as our Chief Revenue Officer effective February 3, 2022, and resigned his employment effective February 18, 2022. Mr. Murray joined BILL in June 2021 through the acquisition of DivvyPay, Inc. (Divvy), initially serving as Chief Executive Officer and Co-Founder of Divvy (a subsidiary of the company). On February 3, 2022, we announced that Mr. Murray was appointed as our Chief Revenue Officer. Mr. Murray transitioned to the role of Advisor to Chief Executive Officer on September 12, 2022. Finally, Mr. Lenhard joined BILL in September 2021 through the acquisition of Invoice2go, Inc. (Invoice2go), initially serving as Chief Executive Officer of Invoice2go (a subsidiary of the company) and then as our Chief Operating Officer beginning on September 27, 2021. Mr. Lenhard’s services ended on September 1, 2022.
Executive Summary
Fiscal 2022 Business Highlights
During fiscal 2022, we continued to execute on our strategy to enhance our platform capabilities, drive payment adoption and innovation, and expand our go-to-market ecosystem. Succeeding in each of these areas brings us closer to realizing our vision of being the essential platform that helps millions of businesses around the world manage their financial operations. In fiscal 2022, we delivered significant revenue growth driven by our organic initiatives as well as the strategic acquisitions of Divvy and Invoice2go. Total revenue increased 169% year-over-year, Core Revenue1 increased 173% year-over-year (consisting of a 73% increase in subscription fees and a 265% increase in transaction fees), and total payment volume2 on our BILL platform increased 56% year-over year.
Fiscal 2022 was a transformative year for BILL. We significantly expanded our platform’s solutions and extended our reach, serving customers ranging from sole proprietors to midmarket companies. We entered new strategic partnerships, including launching a white-label platform for a top three bank in the U.S. and becoming the exclusive spend and expense management partner with CPA.com. We served more than 6,000 accounting firms compared to approximately 5,000 in our prior fiscal year. In addition, we began to build a global customer base, serving customers in more than 150 countries.
In fiscal 2022, approximately 400,000 businesses3 used our solutions to automate their financial operations, get paid faster, and better manage their cash flow — more than three times the number of businesses that used us in
[1]	Core Revenue represents subscription and transaction fees, and is calculated as our total revenue for the fiscal year, less interest earned on funds held for customers.
[2]
We define total payment volume as the value of customer transactions that we process on our platform during a particular period. Our calculation of total payment volume includes payments that are subsequently reversed. Total payment volume does not include transactions made by spending businesses on our spend management platform.

[3]	Includes BILL customers, Divvy spending businesses, and Invoice2go subscribers.

our prior fiscal year. We managed more than $225 billion in payments, which included total payment volume on our BILL platform and card spend through our spend management solution. As of June 30, 2022, approximately 4.7 million members have paid or received funds electronically using our platform, compared to 3.2 million members at the end of our prior fiscal year.4
We believe that the progress we are making positions us well to provide the future of finance to millions of businesses around the world.
Our strong financial and operational performance has resulted in substantial stock price growth since we became a public company in December 2019. Our Total Shareholder Return (TSR) for the one and three year periods ended June 30, 2022 are -40% and 210%, respectively. The TSR for the S&P 500 IT for the one and three year periods ended June 30, 2022 are -25% and 0%, respectively.
Fiscal 2022 Executive Compensation Highlights
Our fiscal 2022 compensation programs for our Named Executive Officers reflect our overarching philosophy of pay-for-performance. Highlights of our executive compensation program include:
•
Competitive Base Salaries: After evaluating the competitive positioning of our Named Executive Officers’ base salaries in the context of our overall compensation philosophy, the Compensation Committee approved base salary increases for our Named Executive Officers, excluding newly appointed executives, between 4.0% and 8.7% for fiscal 2022.

•
Challenging Annual Incentive Goals: Our Named Executive Officers (other than Mr. Clayton) were eligible to earn a cash bonus based on our level of achievement of revenue growth for the year, with additional consideration given to each executive’s individual performance. Based on our strong growth, including 173% growth in our revenue from subscription and transaction fees (Core Revenue) from fiscal 2021, executives participating in our Fiscal 2022 Bonus Program earned bonuses between 145% and 174% of their target bonus for the year.

•
Enhanced Governance Features: In October 2021, our Compensation Committee approved the adoption of a clawback policy and stock ownership guidelines applicable to our Named Executive Officers and non-employee directors.

•
CFO Performance-Based Equity Grant: To further incentivize and retain our Chief Financial Officer, our Compensation Committee granted Mr. Rettig special time-based and performance-based restricted stock units in December 2021. The performance-based restricted stock units are subject to stock-price appreciation targets such that Mr. Rettig benefits only if there are meaningful increases in stockholder value.

•
Acquisition-Based Equity Grants: In connection with, and as negotiated as part of, our acquisitions of Divvy and Invoice2go, our Compensation Committee granted Mr. Murray and Mr. Lenhard special time-based restricted stock units in June 2021 and September 2021, respectively. These acquisition-related grants were intended to incentivize the successful integration of the acquired companies.

Fiscal 2023 Executive Compensation Program
In late 2021, our Compensation Committee, with support from our management team and Compensia, the Compensation Committee’s independent compensation consultant, initiated a process of evaluating our approach to executive compensation to ensure ongoing alignment with our company objectives, desired pay-for-performance culture, and competitive market practice. This review included input from our investors (provided during investor outreach efforts in 2021) as well as market data and input from Compensia.
[4]	We define network members as BILL customers plus their suppliers and clients.

Taking into consideration these objectives, in 2022, our Compensation Committee approved two notable changes to our executive compensation program for fiscal 2023:
•
Performance-based equity: Approximately 30% of the target long-term incentive value awarded to our executives in July 2022 was in the form of performance-based restricted stock units (PSUs) for which vesting is contingent upon our level of achievement of Core Revenue targets and a Non-GAAP Net Income threshold for fiscal 2023, plus a time-based vesting requirement. If earned, the total vesting period is three years. The remaining target value of long-term incentives was granted in the form of time-based restricted stock units (RSUs) vesting over four years. This approach reflects a transition from a mix of RSUs and stock options in fiscal 2022, and our commitment to continue to align pay and performance.

•
Annual cash bonus: Our executives are eligible to earn a cash annual incentive based on our level of achievement of Core Revenue and Non-GAAP Operating Income (after deducting float revenue) goals for fiscal 2023. The addition of a profitability metric for fiscal 2023 is intended to motivate more efficient performance and execution across the company. Additionally, the bonus payable to an executive may be adjusted up or down by 20% based on each executive’s individual performance during the year.

The Compensation Committee views these changes as an important step in the evolution of our executive compensation program to match the growth and complexity of our business. The Compensation Committee will continue to review our executive compensation programs annually to ensure ongoing alignment with our desired compensation philosophy and the long-term interests of our shareholders.
Fiscal 2021 Say-on-Pay Vote
At our 2021 annual meeting of stockholders, our stockholders were provided the opportunity to cast a non-binding advisory vote on the compensation of our Named Executive Officers for fiscal 2021 (a “say-on-pay” proposal). Our stockholders approved this say-on-pay proposal, with more than 93% of votes cast in favor of our executive compensation program.
The Compensation Committee considered this strong stockholder approval, as well as input from our stockholders, in the context of finalizing compensation decisions for fiscal 2022 and approving changes to our compensation plans for fiscal 2023 as described above. The Compensation Committee will continue to consider input from our stockholders as reflected in the outcome of our annual say-on-pay vote when making executive compensation program decisions. We value the input of our stockholders, and our Compensation Committee will consider the results of our future say-on-pay votes, as well as feedback received throughout the year from our stockholders, when determining the compensation of our Named Executive Officers.
Compensation Philosophy and Objectives
Our compensation philosophy and programs are designed to attract and retain talented executives who will help us realize our vision of becoming the leading one-stop solution that helps millions of businesses around the world manage their financial operations, and motivate and reward performance consistent with BILL's financial performance. Compensation objectives include:
•	Attracting, retaining and motivating top talent who deliver high impact performance results;
•	Aligning the interests of our executives with those of our stockholders; and
•	Providing a strong incentive for executives to work toward the achievement of our goals, including sustained stockholder value creation.
We seek to achieve these objectives by providing compensation that is competitive with the practices of companies in our peer group and market for executive talent in our geography, with individual pay decisions approved in the context of both company and individual performance. In addition to our peer group, we compete with much larger technology and other high-growth software and fintech companies for world class talent.
In addition, the Compensation Committee seeks to ensure that we maintain sound governance and compensation policies and practices. In designing and overseeing our executive compensation program, we strive to employ best practices and regularly assess our policies and practices.

What we do
•
We emphasize a strong pay-for-performance culture through rigorous annual incentive plan goals and by delivering a substantial portion of total compensation for our Named Executive Officers in the form of long-term equity awards.

•
We maintain and annually review a group of peer companies, which we use as a data point for all compensation decisions for our executives. The peer group is selected to include public companies that have a similar revenue and market capitalization. We compete with these companies for executive talent as well as larger technology companies.

•
Our compensation committee directly engages an independent compensation consultant, Compensia, to provide analysis for all aspects of our executive compensation decisions and guidance on other executive compensation matters independent of management.

•	We maintain stock ownership guidelines for our Chief Executive Officer, our other executive officers and the non-employee members of our Board of Directors.
•
Our executive officers are subject to a compensation recovery “clawback” policy that provides for the recovery of incentive-based compensation under certain circumstances in the event we restate our financial statements.

What we do not do
•	We do not provide guaranteed annual bonuses to our executive officers.
•	We do not provide significant perquisites or personal benefits to our executives.
•	We do not provide any excise tax reimbursement payments (including “gross-ups”) with respect to payments or benefits contingent upon a change in control of our company.
•	We do not offer pension arrangements, or nonqualified deferred compensation plans or arrangements to our executive officers, other than our 401(k) plan, which is open to all U.S salaried employees.
•	We do not provide “single trigger” equity acceleration upon a change in control of the company.
•
We prohibit our Named Executive Officers, the members of our Board of Directors and other employees from hedging or similar transactions designed to decrease risks associated with holding our equity securities.

Executive Compensation Program Design
Our Compensation Committee believes that executive compensation should be competitive with market practice and linked to our overall company performance and stockholder returns. Our Compensation Committee evaluates our compensation philosophy and executive compensation program annually to ensure that our programs remain competitive relative to our market for executive talent and aligned with our strategic objectives. By delivering compensation in a mix of fixed and variable pay, including long-term vesting equity awards, we seek to align the incentives of our Named Executive Officers with achievement of long-term business objectives and financial performance that drives sustained stockholder value creation.
To support our long-term objectives and reinforce a strong pay-for-performance culture, a majority of total direct compensation for our Named Executive Officers has been awarded in the form of a mix of time-vesting stock options and RSUs. To further align stockholder value creation with executive compensation, the Compensation Committee approved a change in fiscal 2023 from stock options to PSUs. PSUs offer a strong pay-for-performance profile for a newly-public and high-growth software company. As described above, our Compensation Committee granted a mix of PSUs and RSUs to our executive officers in fiscal 2023.
We also offer standard health and welfare benefits to our Named Executive Officers that are generally available to our other employees, including medical, dental, vision, life and disability insurance and 401(k) plans.
To assess the competitiveness of our total direct compensation, our Compensation Committee considers the total direct compensation among companies in our compensation peer group and benchmarking information provided by Compensia. Our Compensation Committee does not specifically benchmark the compensation of any individual to a precise percentile and does not have a set formula for determining the relationship between either cash and equity compensation or fixed and variable or at risk compensation.
The material elements of our executive compensation program are:
Compensation Element	Overview	Purpose
Base Salary	Base salaries provide a fixed level of compensation tied to competitive market practice among peers and comparable software companies.	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance.
Cash Annual Incentive	The determination of cash annual incentives for executives reflects achievement of annual goals tied to Core Revenue (one of our key revenue metrics).	Designed to motivate our executives to achieve short-term financial objectives while making progress towards longer-term value creation.
Long-Term Incentive Equity	Executives have historically been eligible for a mix of time-vesting stock options and RSUs, and beginning in fiscal 2023 PSUs and RSUs.	Designed to align the interests of our executives and stockholders by motivating executives to create sustainable long-term stockholder value.
Benefits	We offer competitive health and welfare benefits, as well as participation in an employee stock purchase plan and other employee benefit plans.	Designed to align with competitive norms for comparable companies
Adjustments to a Named Executive Officer’s compensation are made in connection with our Compensation Committee’s annual review, which generally occurs in the first quarter of our fiscal year. For fiscal 2022, adjustments to cash compensation were effective as of July 1, 2021. During fiscal 2020, we granted annual equity awards to our Named Executive Officers in May 2020. Our Compensation Committee determined to change the cadence for decision making for long-term incentives and timing of annual equity grants for our executive officers to the first quarter of each fiscal year. As a result, our Named Executive Officers were awarded annual equity grants in July 2021 (in fiscal 2022), and there were no annual equity grants awarded during fiscal 2021 or reported in the Fiscal 2021 Summary Compensation Table.
Compensation Decision-Making Process
Determination of Compensation Awards
In setting the compensation of our Named Executive Officers, our Compensation Committee uses a balanced approach that does not use rigid percentiles to establish pay levels for each compensation element. Our Compensation Committee considers the market range of each executive role with opportunities for above median compensation driven by both company performance and considerations specific to each Named Executive Officer. For fiscal 2022, our Compensation Committee considered the following factors in determining the compensation of our Named Executive Officers:
•	market data, including practices among companies in our compensation peer group;
•	each executive officer’s scope of responsibilities;
•	each executive officer’s tenure, skills, experience, and performance;
•	internal pay equity across the executive management team;
•	our overall performance, taking into consideration performance versus internal plans and industry peers;
•	the recommendations of our Chief Executive Officer (except with respect to his own compensation); and
•	general market conditions.

Our Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the competitive market data.
Role of the Committee
The Compensation Committee is responsible for overseeing our executive compensation program and all related policies and practices. The Compensation Committee operates pursuant to a formal written charter approved by our Board of Directors, which is available on our website at https://investor.bill.com.
At least annually, the Compensation Committee reviews our executive compensation program and formulates recommendations of the various elements of our Named Executive Officers’ compensation, with input from our Board of Directors, as well as any employment arrangements with our Named Executive Officers. The Compensation Committee is responsible for taking action with respect to compensation that will attract and retain talented executives and support our long-term stockholder value creation with an effective pay-for-performance approach.
The Compensation Committee meets regularly during the fiscal year both with and without the presence of our Chief Executive Officer and other Named Executive Officers. The Compensation Committee also discusses compensation issues with our Chief Executive Officer (except with respect to his own compensation) and other members of the Board of Directors between its formal meetings.
Role of Management
The compensation of our Named Executive Officers is determined by the Compensation Committee. In discharging its responsibilities, the Compensation Committee also works with members of our management, including our Chief Executive Officer and senior Human Resources and Legal executives. Our management assists the Compensation Committee by providing information on corporate and individual performance, competitive market data, and management’s perspective and recommendations on compensation matters.
Members of management, including our Chief Executive Officer, regularly participate in Compensation Committee meetings to provide input on our compensation philosophy and objectives. Our Chief Executive Officer discusses with the Compensation Committee the compensation and performance of all executive officers, other than himself. Our Chief Executive Officer bases his recommendations in part upon his review of the performance of our executive officers. The Compensation Committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and uses them as one factor in determining and approving the compensation for our executive officers. None of our executives attends any portion of Compensation Committee meetings at which his or her compensation is discussed.
Role of the Consultant
The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. During fiscal 2022, the Compensation Committee retained the services of Compensia as independent compensation consultant to advise the Compensation Committee on compensation matters related to our executive and director compensation programs. In fiscal 2022, Compensia provided the following support:
•	assisted in the review and updating of our compensation peer group;
•	analyzed the executive compensation levels and practices of the companies in our compensation peer group;
•	provided advice with respect to compensation best practices and market trends for Named Executive Officers and directors;
•	assisted with the design of the short-term and long-term incentive compensation plans for our Named Executive Officers and other executives; and,
•	provided ad hoc advice and support throughout the year.
Compensia reported to and worked for the Compensation Committee. In fiscal 2022, Compensia did not provide any services to us other than the services provided to our Compensation Committee. Our Compensation

Committee has assessed the independence of Compensia in fiscal 2022 taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for our Compensation Committee.
Role of Competitive Market Data
As part of its annual compensation review process, the Compensation Committee generally reviews competitive market data for positions comparable to those of our Named Executive Officers and other key executives.
In February 2021, the Compensation Committee, with the assistance of Compensia, reviewed our executive compensation peer group. The executive compensation peer group approved by the Compensation Committee to support fiscal 2022 pay decisions was comprised of direct competitors and cloud software companies. Additional factors that were considered in identifying peers included:
•	revenue less than approximately $550 million and a preference for strong revenue growth;
•	a market capitalization between $7.5 billion and $30 billion; and
•	headquarters in the United States, with consideration given to San Francisco Bay Area companies in the overall peer group.
For fiscal 2022, the Compensation Committee reviewed market data from the following compensation peer group:
•	Anaplan	•	Everbridge
•	AppFolio	•	Fastly
•	Appian	•	Five9
•	Avalara	•	Q2 Holdings
•	BlackLine	•	SailPoint Technologies
•	C3.ai	•	Smartsheet
•	Cloudflare	•	Workiva
•	Coupa Software	•	ZoomInfo Technologies
•	Elastic N.V.	•	Zscaler
Our Compensation Committee removed Qualys, Rapid7, SPS Commerce, SVMK, Yext and Zuora from our fiscal 2022 compensation peer group either because the company did not meet one or more of the criteria discussed above and was no longer considered to be a meaningful comparison point or the company ceased to be publicly traded. Our Compensation Committee then added Appian, C3.ai, Cloudflare and ZoomInfo Technologies to our fiscal 2022 compensation peer group based on the criteria set forth above.
The Compensation Committee evaluates the peer group annually and modifies the peer group as needed. Given that not all of the peer group companies report data for a position comparable to each of our executive officers, the Compensation Committee also reviewed market data from the Radford Global Technology survey. Our Compensation Committee utilizes market data as one reference point along with various other factors, such as the individual’s performance, experience, and competitive market conditions in making compensation decisions.

Principal Elements of Compensation
Base Salary
Base salary is the primary fixed component of our executive compensation program. Base salaries for our executive officers are generally reviewed annually in July of each year. In light of uncertainty of the impact of COVID-19 on our business, we delayed increases in base salary for our executive officers for fiscal 2021 from July 2020 to January 2021. As a result, changes in base salary during fiscal 2021 were effective as of January 1, 2021. Changes in base salary applicable to fiscal 2022 were effective as of July 1, 2021, in accordance with our current practice of reviewing and adjusting compensation at the beginning of the fiscal year, for Messrs. Lacerte, Rettig, and Clayton, and Ms. Chung. Base salaries for other executives were determined in connection with the commencement of their employment. In fiscal 2021 and 2022, the base compensation for our Named Executive Officers was as follows:
Name	Base Salary Rate as of January 1, 2021	Base Salary Rate as of July 1, 2021	% Change
René Lacerte	$460,000	$500,000	8.7%
John Rettig	$390,000	$410,000	5.1%
Bora Chung	$350,000	$370,000	5.7%
Tom Clayton	$375,000	$390,000	4.0%
Mark Lenhard(1)	n/a	$350,000	n/a
Blake Murray(1)	n/a	$360,000	n/a
(1)
The employment of Mr. Lenhard started during fiscal 2022 and the employment of Mr. Murray started in June 2021 upon the closing of the Divvy acquisition. Their initial salary rates were approved in connection with their initial appointment.

Base salary adjustments were made with reference to competitive market data and additional considerations described above under “Compensation Decision Making Process”, including the scope of role and individual performance of our Named Executive Officers. Base salary adjustments were generally intended to increase alignment with the 50th percentile of market for each Named Executive Officer, reflecting our strong performance and changes in our overall compensation framework through our transition from a private to publicly-traded company.
Cash Bonus Compensation
We use performance-based annual cash bonus opportunities to motivate our executive officers, including our Named Executive Officers, to achieve our annual financial, operational, and strategic business objectives. Under the Fiscal 2022 Bonus Program, our Named Executive Officers were eligible to earn annual cash bonuses based on our achievement of corporate financial goals, as described in detail below.
Target Annual Cash Bonus Opportunities
For purposes of the Fiscal 2022 Bonus Program, our Compensation Committee determined the target annual cash bonus opportunities of our Named Executive Officers expressed as a percentage of their annual base salary. On July 1, 2021, the Compensation Committee set the target annual cash bonus opportunities for Mr. Lacerte, Mr. Rettig, Ms. Chung, and Mr. Clayton for purposes of the Fiscal 2022 Bonus Program. Mr. Murray’s target bonus was established at 10% of his base salary in connection with his appointment as Chief Executive Officer of Divvy in July 2021. Mr. Murray’s target bonus was increased from 10% to 50% of base salary in February 2022, in connection with his appointment as our Chief Revenue Officer. The target bonus opportunity for Mr. Lenhard was established in connection with his initial offer of employment during fiscal 2022. The target annual cash bonus opportunities of our Named Executive Officers for fiscal 2021 and 2022 were as follows:
Name	2021 Target Bonus (% of Base)	2022 Target Bonus (% of Base)
René Lacerte	100%	100%
John Rettig	75%	80%
Bora Chung	55%	60%
Thomas Clayton	100%	100%
Mark Lenhard	n/a	50%
Blake Murray	n/a	50%

The actual fiscal 2022 cash bonus for each executive was determined based on the executive’s base salary as of fiscal year end (which was unchanged during the fiscal year).
Fiscal 2022 Bonus Program Performance Measurement
For purposes of the Fiscal 2022 Bonus Program, the Compensation Committee selected Core Revenue (as described above) as the primary corporate performance measure for purposes of determining the bonus for our Named Executive Officers. The Compensation Committee believed that this measure was the most appropriate performance metric to use because, in its view, it is the best indicator for fiscal 2022 of our successful execution of our annual operating plan and tracked to the key revenue metrics that we report to the public each quarter on our business progress.
The bonus for each Named Executive Officer is based on our level of achievement, relative to pre-established threshold, target and maximum levels of Core Revenue, approved by the Compensation Committee in July 2021.
	Threshold	Target	Maximum
Fiscal 2022 Core Revenue (in millions)	$507.15	$563.50	$619.85
Percent of Target Performance	90%	100%	110%
Payout Percent of Target	50%	100%	150%
Following the Compensation Committee’s evaluation of corporate financial performance, each Named Executive Officer’s payout may be adjusted up or down by a maximum of 20% based on an evaluation of each executive’s individual performance during the year.
Fiscal 2022 Bonus Program Payouts
In July 2022, the Compensation Committee determined that our actual fiscal 2022 Core Revenue was $633.4 million, which exceeded the level of performance required for a maximum payout on the corporate performance component of the Fiscal 2022 Bonus Program. Our Compensation Committee evaluated our achievement in the context of our broader performance, including the impact of acquisitions on our results for the year. Based on this review, and taking into consideration our results for the year, our Compensation Committee approved a corporate performance factor equal to payment at 145% of target (adjusted down from the calculated achievement of 150%).
An individual performance modifier was also applied to each of the following Named Executive Officers: Mr. Lacerte’s bonus was increased by 10%, Mr. Rettig’s bonus was increased by 20%, and Ms. Chung’s bonus was increased by 15%. These individual performance adjustments were approved in the context of each executive’s contributions to our strong results during the year, including successful integration of two significant acquisitions as well as strong performance during a significant downturn in overall economic activity.
Taking into consideration our corporate results and individual performance of our Named Executive Officers, the Compensation Committee approved the following cash bonuses for our Named Executive Officers:
	Target Bonus	Earned Bonus	Bonus % of Target
René Lacerte	$500,000	$797,500	159.5%
John Rettig	$328,000	$570,720	174.0%
Bora Chung	$222,000	$370,185	166.75%
Thomas Clayton(1)	$390,000	$0	0%
Mark Lenhard(2)	$144,795	$0	0%
Blake Murray(3)	$86,301	$125,137	145.0%
(1)	Mr. Clayton did not earn an annual incentive payment for fiscal 2022 due to his departure prior to the end of fiscal 2022.
(2)	Mr. Lenhard’s target bonus was pro-rated from his start date during fiscal 2022. He did not earn an annual incentive payment for fiscal 2022 due to his anticipated departure.
(3)	Mr. Murray’s target bonus was pro-rated to reflect the mid-year change in target bonus opportunity from 10% to 50% in his new role as Chief Revenue Officer.
Other Cash Bonus Payments
Following the completion of our acquisition of Divvy in June 2021, Mr. Murray was paid a bonus of $36,000 in recognition of his leadership through the acquisition.

Following the completion of our acquisition of Invoice2go in September 2021, Mr. Lenhard was paid a bonus of $225,000 in recognition of his leadership through the acquisition.
Equity Compensation
We grant long-term incentive equity awards with multi-year vesting requirements to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our Named Executive Officers with those of our stockholders.
Time vesting RSUs and stock options have historically represented the majority of the compensation awarded to our Named Executive Officers. As described above, our Compensation Committee granted a mix of PSUs and RSUs to our executive officers in fiscal 2023.
Annual Equity Compensation
During fiscal 2022, we granted annual long-term incentive awards to Messrs. Lacerte, Rettig and Clayton and Ms. Chung. The Compensation Committee approved these grants with a target value with consideration given to the competitive market data provided by Compensia, the individual performance and contribution of our executives, as well as our strong Company performance relative to both our compensation peers and broader market.
For Messrs. Lacerte, Rettig and Clayton and Ms. Chung, the target value of equity approved by the Compensation Committee was allocated 80% into time-vesting RSUs and 20% into time-vesting stock options, in both cases based on the 30-trading day average closing price of our common stock through the period ending on the date of grant. Details of the annual long-term incentive compensation awarded to Messrs. Lacerte, Rettig and Clayton and Ms. Chung are as follows:
	Number of:		Value of:(1)
Name	Options Granted	RSUs Granted	Options Granted	RSUs Granted	Total
René Lacerte	27,851	44,563	$2,000,000	$8,000,000	$10,000,000
John Rettig	11,141	17,825	$800,000	$3,200,000	$4,000,000
Bora Chung	6,267	10,027	$450,000	$1,800,000	$2,250,000
Thomas Clayton	8,355	13,369	$600,000	$2,400,000	$3,000,000
(1)
These amounts reflect the Compensation Committee’s methodology for determining the equity awards during its compensation review process and do not reflect the actual economic value that may ultimately be realized by the Named Executive Officers. These amounts do not reflect, and are different from, the grant date fair value of the RSUs computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs computed in accordance with FASB ASC Topic 718 is set forth in the Summary Compensation Table below.

The stock options and RSUs granted to Messrs. Lacerte, Rettig and Clayton and Ms. Chung vest in 16 equal quarterly installments, for a total four-year vesting time horizon.
Our other Named Executive Officers were either hired in during fiscal 2021 or joined us through an acquisition and so did not participate in our fiscal 2022 annual long-term incentive grant process. Equity awards granted to Messrs. Murray and Lenhard are described below.
Chief Financial Officer Equity Compensation
In addition to the annual long-term incentives described above, on December 13, 2021, the Compensation Committee approved two special equity grants to Mr. Rettig, our Chief Financial Officer and Executive Vice President, Finance and Operations. These grants are eligible to be earned based on certain employment or service conditions and, in the case of the PSUs described below, our stock price appreciation. In considering and approving the grants, with the assistance of its outside advisors, the Committee considered the best interests of our stockholders and a desire to retain Mr. Rettig due to his track record of excellent performance, contributions to the operational execution and strategic direction of the Company, and strong leadership abilities.
The special equity grants consist of (i) 35,000 time-vesting RSUs with an approximate target value of $10 million and (ii) 50,000 performance-vesting PSUs with an approximate target value of $10 million. For both awards, the target value was converted into a number of shares based on the 30-trading day average closing price of our common stock through the period ending on the date of grant.

The RSUs vest in 16 equal quarterly installments over four years, so long as Mr. Rettig continues to provide services to us through such vesting dates.
The PSUs consist of three separate tranches (each, a Tranche) that become eligible to vest upon achievement of each of three increasing stock price performance metrics, to be measured, in each case, over 90-trading day periods occurring between one and five years, as applicable for each Tranche, following the date of grant, as follows:
Tranche	Stock Price Target	Earliest Vesting Date	Percentage of Shares Covered
1	$350 per share	December 13, 2022	30%
2	$450 per share	December 13, 2023	40%
3	$550 per share	December 13, 2024	30%
Upon the achievement of a metric and the occurrence of earliest vesting dates applicable to each Tranche, all of the PSUs in the applicable Tranche will vest on the next regular quarterly vesting date of February 28th, May 28th, August 28th, or November 28th. Vesting of any Tranche for which the performance metric has been achieved is also subject to Mr. Rettig’s continued service through each of the vesting dates.
M&A Equity Compensation
In connection with our acquisition of Divvy in June 2021, on July 20, 2021, the Compensation Committee granted to Mr. Murray, the Chief Executive Officer and co-founder of Divvy, 635,850 time-based RSUs with an approximate target value of $100 million (the Murray RSU Award). The Murray RSU Award is subject to a three-year vesting schedule, with one-third of the RSUs eligible for vesting on August 28, 2022, and thereafter 1/12th of the RSUs vesting quarterly over the following two-year period, subject to Mr. Murray’s continued service through each vesting date. The magnitude and terms of the Murray RSU Award were determined in arm’s length negotiations in connection with our acquisition of Divvy. Mr. Murray did not receive any other equity compensation during fiscal 2022.
In connection with our acquisition of Invoice2go in September 2021, on September 27, 2021, the Compensation Committee granted to Mr. Lenhard, the Chief Executive Officer of Invoice2go, 73,740 RSUs with an approximate target value of $17.5 million (the Lenhard RSU Award). The Lenhard RSU Award is subject to a three-year vesting schedule, with one-third of the RSUs eligible for vesting on November 28, 2022, and thereafter 1/12th of the RSUs vesting quarterly over the following two-year period, subject to Mr. Lenhard’s continued service through each vesting date. The magnitude and terms of the Lenhard RSU Award were determined in arm’s length negotiations in connection with our acquisition of Invoice2go. Mr. Lenhard terminated service with us in September 2022 and none of the Lenhard RSU Award vested.
Additional Information
Offer Letters
We have entered into offer letters with each of our Named Executive Officers. Each of these offer letters provide for at-will employment and generally include the Named Executive Officer’s initial base salary and an indication of eligibility for an annual cash incentive award opportunity. Each of our Named Executive Officers is also eligible to participate in our annual performance bonus plan and employee benefit plans, including health insurance, that we offer to our employees. In addition, each of our Named Executive Officers has executed a form of our standard confidential information, invention assignment agreement and indemnification agreement. Any potential payments and benefits due upon a termination of employment or a change of control of us are further described below in “—Potential Payments upon Termination or Change of Control.”
Post-Employment Compensation Arrangements
The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting the best interests of BILL and our stockholders. Accordingly, we have entered into change in control and severance agreements with each of our Named Executive Officers. These agreements are intended to align with competitive market practice among peers and the broader software market. In addition, change-in-control benefits support continued retention and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change in control of BILL. The benefits under the change in control and severance agreements generally supersede all other cash severance and vesting acceleration arrangements. For detailed descriptions of the post-employment compensation arrangements we maintain with our Named Executive Officers as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.
Stock Ownership Guidelines
To further align the interests of our executive officers with those of our stockholders and to promote a long-term perspective in managing our company, in October 2021, we adopted a stock ownership policy for our Chief Executive Officer, Chief Financial Officer and other executive officers (as defined in Rule 16a-1(f) promulgated under the Exchange Act), including each of our Named Executive Officers. Our stock ownership policy requires each executive officer to acquire and hold a number of shares of our common stock equal in value to a multiple of such executive officer’s annual base salary, in each case, until he or she ceases to be an executive officer. The multiple for our Chief Executive Officer is five times his annual base salary, the multiple for our Chief Financial Officer is three times his annual base salary, and the multiple for our other executive officers is two times his or her annual base salary. For purposes of our stock ownership policy, we only count directly and beneficially owned shares, including shares purchased through our ESPP or 401(k) Plan, if applicable, shares underlying vested RSUs that are held or deferred, shares received on exercise of stock options and shares held in trust. Each executive officer has until the last day of our fiscal year that includes the fifth anniversary of the later of his or her designation as an executive officer and the effective date of the policy to obtain the required ownership level. The Compensation Committee may make exceptions in situations where the stock ownership policy would cause a severe hardship.
Compensation Recovery “Clawback” Policy
In October 2021, our Board of Directors adopted a policy that provides for the recovery of all or any portion of an executive officer’s incentive-based compensation in the event that we restate our financial results and such executive officer’s fraud or intentional misconduct contributed to the need for such restatement, and the compensation earned by such executive officer exceeds what could have been earned by such executive officer based on the restated financial results, in all cases as determined by our Compensation Committee. The policy applies to our Chief Executive Officer, Chief Financial Officer and other executive officers (as defined in Rule 16a-1(f) promulgated under the Exchange Act), including each of our Named Executive Officers. The recovery period extends up to three years prior to the date of the restatement, with respect to incentive-based compensation granted or received after the effective date of the policy.
Anti-hedging Policy
Under our Insider Trading Policy, we prohibit our employees, including our Named Executive Officers, and Board members, from hedging the risk associated with ownership of shares of BILL common stock and other securities.
Anti-pledging Policy
Under our Insider Trading Policy, we prohibit our employees, including our Named Executive Officers, and Board members from pledging any BILL securities as collateral for a loan, except as specifically approved by our General Counsel.
Employee Benefits and Perquisites
Our Named Executive Officers are eligible to receive the same employee benefits that are generally available to all of our full-time employees, subject to the satisfaction of certain eligibility requirements. This includes medical, dental, and vision benefits, flexible spending accounts, short-term and long-term disability insurance, life insurance, and accidental death and dismemberment insurance. Our employee benefits programs are designed to be affordable and competitive to the market in which we compete for talent.
Tax and Accounting Treatment of Compensation
Tax and Accounting Considerations
Our Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), limits the amount that we may deduct from our federal income taxes for remuneration paid to our Named Executive Officers (other than our Chief Financial Officer) to $1 million dollars per executive officer per year. “Grandfather” provisions of the Code provide exceptions from this deduction limitation and may apply to certain compensation arrangements, including certain grants of stock options and certain restricted stock units, that were entered into before we became a publicly-traded company and through November 2, 2017. Except for compensation attributable to the exercise of most options granted prior to November 2, 2017 under the “grandfather provisions,” compensation in excess of $1 million will likely not be deductible.
No Tax Reimbursement of Parachute Payments and Deferred Compensation
We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2020, and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.
Accounting Treatment
We account for stock compensation in accordance with the authoritative guidance set forth in FASB ASC Topic 718, which requires companies to measure and recognize the compensation expense for all share-based awards made to employees and directors over the period during which the award recipient is required to perform services in exchange for the award. We determine both the grant date fair value and the service period based on applicable accounting standards. This calculation is performed for accounting purposes and reported in the compensation tables included in this proxy statement.
401(k) Plan
We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Code, containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. With certain exceptions, all employees who have attained at least 21 years of age are eligible to participate in the plan on the first day of the month occurring after the employee satisfies the eligibility requirements. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on contributions under the Code. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee’s interest in his or her deferrals contributions is 100% vested when contributed. We may make discretionary matching contributions, which contributions will be subject to vesting conditions.
Limitations on Liability and Indemnification Matters
Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•	any transaction from which the director derived an improper personal benefit.
Our restated certificate of incorporation and our restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted, subject to very limited exceptions.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and certain of our other employees. These agreements, among other things, require us to indemnify our directors, officers, and key employees for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.
We believe that these provisions of our restated certificate of incorporation, restated bylaws, and indemnification agreements are necessary to attract and retain qualified directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws or in these indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Rule 10b5-1 Sales Plans
Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances.
Compensation Committee Report
This report of the Compensation is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with the Company’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for its fiscal year ended June 30, 2022.
Submitted by the Compensation Committee
Scott Wagner, Chairperson
Brian Jacobs
Allison Mnookin

Fiscal 2022 Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by or paid to each of our Named Executive Officers for all services rendered in all capacities during fiscal 2020, 2021 and 2022:
Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation	Total
René Lacerte Chief Executive Officer	2022	$500,000	$0	$8,931,316	$3,700,211	$797,500	$0	$13,929,027
	2021	$444,500	$0	$0(10)	$0(10)	$759,000	$0	$1,203,500
	2020	$402,083	$0	$11,099,200	$5,180,573	$534,119	$0	$17,215,975
John Rettig Chief Financial Officer and EVP, Finance and Operations	2022	$409,740	$0	$21,352,008(3)	$1,435,421	$570,720	$0	$23,767,889
	2021	$372,000	$0	$0(10)	$0(10)	$526,500	$0	$898,500
	2020	$338,545	$0	$4,162,200	$1,908,633	$342,750	$0	$6,752,128
Bora Chung Chief Experience Officer	2022	$370,000	$0	$1,949,349	$807,452	$370,185	$0	$3,496,986
	2021	$339,500	$0	$0(10)	$0(10)	$276,372	$0	$615,872
	2020	$300,000	$0	$1,734,250	$817,986	$125,675	$0	$2,977,911
Thomas Clayton Former Chief Revenue Officer	2022	$249,167	$227,240(9)	$2,599,067	$1,076,471	$0	$1,038,888(11)	$5,190,833
	2021	$307,398	$0	$5,023,700	$2,247,828	$317,407	$0	$7,896,333
Mark Lenhard Former Chief Operating Officer	2022	$291,667(4)	$225,000(5)	$19,973,954(7)	$0	$0	$0	$20,490,621
Blake Murray Advisor to CEO and former Chief Revenue Officer	2022	$360,000	$36,000(6)	$123,615,599(8)	$0	$125,137	$0	$124,136,736
(1)
Amounts represent the aggregate grant date fair value of the stock awards and option awards awarded to the named executive officer during fiscal 2022, as applicable, in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 11 of the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 2022. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions that may occur. Note that the amounts reported in this column reflect the accounting cost for these RSUs and stock options and do not correspond to the actual economic value that may be received by our named executive officers from the RSUs and stock options.

(2)
The amounts reported represent payments made under our 2022 Executive Bonus Plan in respect of service in fiscal 2022, as described below in “Fiscal 2022 Grants of Plan-Based Award Table—Estimated Future Payouts Under Non-Equity Incentive Plan Awards”.

(3)
Amount includes PSU and RSU awards for Mr. Rettig. The PSUs granted in fiscal 2022 are considered to have a “market condition” for accounting purposes and are therefore valued using a lattice model simulation analysis, specifically a Monte Carlo simulation, as disclosed in Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended June 30, 2022.

(4)	Mr. Lenhard commenced employment in September 2021 at an initial base salary of $350,000 and departed from our company in September 2022.
(5)	Following the completion of our acquisition of Invoice2go in September 2021, Mr. Lenhard was paid a bonus of $225,000 in recognition of his leadership through the acquisition.
(6)	Following the completion of our acquisition of Divvy in June 2021, Mr. Murray was paid a bonus of $36,000 in recognition of his leadership through the acquisition.
(7)
This amount reported represents the initial stock award that Mr. Lenhard received in connection with the acquisition of Invoice2go equal to 73,740 RSUs, calculated based on the per share closing price on NYSE as of September 27, 2021, which was $270.87.

(8)
This amount reported represents the initial stock award Mr. Murray received in connection with the acquisition of Divvy equal to 635,850 RSUs, calculated based on the per share closing price on NYSE as of July 20, 2021, which was $194.41.

(9)	Mr. Clayton participated in a quarterly executive bonus plan.
(10)
The Compensation Committee determined a cadence change for long-term incentives and timing of annual equity grants for our executive officers to the first quarter of each fiscal year. As a result, our Named Executive Officers were awarded annual equity grants in July 2021 (in fiscal 2022), and there were no annual equity grants awarded during fiscal 2021.

(11)	Mr. Clayton received cash severance and accelerated vesting as part of his separation.

Fiscal 2022 Grants of Plan-Based Awards Table
The following table provides information concerning each grant of an award made in 2022 for each of our Named Executive Officers under any plan. This information supplements the information about these awards set forth in the “Fiscal 2022 Summary Compensation Table” above.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Stock Awards: Number of Shares of Stock Options(3)	Exercise Price	Grant Date Fair Value of Stock and Option Awards(4)
Name	Type of Award	Grant Date	Threshold	Target	Maximum	Target	Maximum
René Lacerte	Cash	—	$250,000	$500,000	$900,000			—	—	—	—
	RSU	7/21/2021	—	—	—			44,563	—	—	$8,931,316
	Stock Option	7/21/2021	—	—	—			—	27,851	$200.42	$3,700,211
John Rettig	Cash	—	$164,000	$328,000	$590,400			—	—	—	—
	RSU	7/20/2021	—	—	—			17,825	—	—	$3,465,358
	RSU	12/13/2021	—	—	—			35,000			$8,779,050
	PSU	12/13/2021	—	—	—	50,000	50,000				$9,107,600
	Stock Option	7/20/2021	—	—	—			—	11,141	$194.41	$1,435,421
Bora Chung	Cash	—	$111,000	$222,000	$399,600			—	—	—	—
	RSU	7/20/2021	—	—	—			10,027	—	—	$1,949,349
	Stock Option	7/20/2021						—	6,267	$194.41	$807,452
Thomas Clayton	Cash	—	$195,000	$390,000	$702,000			—	—	—	—
	RSU	7/20/2021	—	—	—			13,369	—	—	$2,599,067
	Stock Option	7/20/2021	—	—	—			—	8,355	$194.41	$1,076,471
Mark Lenhard	Cash	—	$72,398	$144,795	$260,631			—	—	—	—
	RSU	9/27/2021	—	—	—			73,740	—	—	$19,973,954
Blake Murray(5)	Cash	—	$43,151	$86,301	$155,342			—	—	—	—
	RSU	7/20/2021	—	—	—			635,850	—	—	$123,615,599
(1)
The amounts reported reflect the threshold, target and maximum performance-based cash incentive compensation amounts that could have been paid for Fiscal Year 2022 under the 2022 executive bonus program for the Named Executive Officers. The types and weighting of the performance measures under that program are described in the “—Compensation Discussion & Analysis” section of this proxy statement.

(2)
Reflects target and maximum achievement for Mr. Rettig’s PSU award. There is no threshold for the PSU. Such amounts do not necessarily correspond to the actual amounts which may be received by Mr. Rettig. See “—Compensation Discussion & Analysis—Chief Financial Officer Equity Compensation” for additional information on the PSU vesting provisions.

(3)	The vesting of each stock award and option granted is set forth in the “Outstanding Equity Awards at Fiscal Year-End Table” below.
(4)
The assumptions used in calculating the grant date fair value of the stock awards and stock options reported in the column are set forth in Note 11 of the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 2022. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions that may occur.

(5)	Mr. Murray transitioned into the Chief Revenue Officer role in February 2022, in connection with which his non-equity incentive award target transitioned from 10% to 50%.

Outstanding Equity Awards at Fiscal Year-End Table
The following table presents, for each of the Named Executive Officers other than Mr. Clayton, information regarding outstanding stock options and RSUs held as of June 30, 2022. The equity awards listed below are subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below. Mr. Clayton is omitted from the table as he departed prior to fiscal year end and held no equity awards as of such date.
		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options				Number of Shares or units of Stock That have not Vested	Market Value of Shares or Units of Stock that have not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Unites or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Number of Unearned Shares, Unites or Other Rights That Have Not Vested($)(1)
Name	Grant Date	Exercisable	Unexercisable	Exercise Price	Expiration Date
René Lacerte	8/2/2018(2)	190,831	15,625	$5.26	8/1/2028	—	—	—	—
	2/13/2019(3)	543,749	106,251	$8.76	2/12/2029	—	—	—	—
	5/28/2020(4)	47,500	47,500	$69.37	5/28/2030	—	—	—	—
	5/28/2020(5)	—	—	—	—	80,000	$8,795,200	—	—
	7/21/2021(7)	5,222	22,629	$200.42	7/21/2031	—	—	—	—
	7/21/2021(8)	—	—	—	—	36,208	$3,980,708	—	—
John Rettig	8/2/2018(2)	25,000	8,334	$5.26	8/1/2028	—	—	—	—
	2/13/2019(3)	47,000	25,000	$8.76	2/12/2029	—	—	—	—
	2/13/2019(6)	60,210	21,870	$8.76	2/12/2029	—	—	—	—
	5/28/2020(4)	5,500	17,500	$69.37	5/28/2030	—	—	—	—
	5/28/2020(5)	—	—	—		30,000	$3,298,200	—	—
	7/20/2021(7)	2,088	9,053	$194.41	7/20/2031	—		—	—
	7/20/2021(8)	—	—	—	—	14,483	$1,592,261	—	—
	12/13/2021(9)	—	—	—	—	30,625	$3,366,913	—	—
	12/13/2021(10)	—	—	—	—	—	—	50,000	$5,497,000
Bora Chung	2/13/2019(11)	—	46,875	$8.76	2/12/2029	—	—	—	—
	5/15/2019(12)	—	11,459	$11.20	5/14/2029	—	—	—	—
	5/28/2020(4)	—	7,500	$69.37	5/28/2030	—	—	—	—
	5/28/2020(5)	—	—	—	—	12,500	$1,374,250	—	—
	7/20/2021(7)	1,175	5,092	$194.41	7/20/2031			—
	7/20/2021(8)		—	—	—	8,147	$895,681	—	—
Mark Lenhard	9/1/2021(13)	32,822	40,268	$24.83	4/30/2030	—	—	—	—
	9/27/2021(14)	—	—	—	—	73,740	$8,106,976	—	—
Blake Murray	7/20/2021(15)	—	—	—	—	635,850	$69,905,349	—	—
(1)	The dollar amounts shown are determined by multiplying the number of unvested shares or units by $109.94, the closing price of our common stock on the last trading day of fiscal 2022.
(2)	The stock option vests at a rate of 1/48th of the shares of our common stock underlying the stock option each month following the August 2, 2018 vesting commencement date.
(3)
The stock option vests at a rate of 1/2 of the shares of our common stock underlying the stock option on the two-year anniversary of the December 10, 2018 vesting commencement date and an additional 1/48th of the shares of our common stock underlying the stock option monthly thereafter.

(4)	The stock option vests at a rate of 1/16th of the shares of our common stock underlying the stock option each quarter following the May 28, 2020 vesting commencement date.
(5)	The stock award vests at a rate of 1/16th of the shares of our common stock underlying the award each quarter following the May 28, 2020 vesting commencement date.
(6)	The stock option vests at a rate of 1/48th of the shares of our common stock underlying the stock option each month following the December 10, 2018 vesting commencement date.
(7)	The stock option vests at a rate of 1/16th of the shares of our common stock underlying the stock option each quarter following the August 28, 2021 vesting commencement date.
(8)	The stock award vests at a rate of 1/16th of the shares of our common stock underlying the award each quarter following the August 28, 2021 vesting commencement date.
(9)	The stock award vests at a rate of 1/16th of the shares of our common stock underlying the award quarterly over four years, beginning February 28, 2022.

(10)	Reflects target achievement for Mr. Rettig’s PSU award. See “—Compensation Discussion & Analysis—Chief Financial Officer Equity Compensation” for additional information on the PSU vesting provisions.
(11)
The stock option vests at a rate of 1/4 of the shares of our common stock underlying the stock option on the one year anniversary of the December 10, 2019 vesting commencement date and an additional 1/48th of the shares of our common stock underlying the stock option monthly thereafter.

(12)	The stock option vests at a rate of 1/48th of the shares of our common stock underlying the stock option each month following the May 15, 2019 vesting commencement date.
(13)
The stock option awards assumed and converted as a result of BILL's acquisition of Invoice2go total 112,117. 71,849 shares of our common stock underlying the stock option vested on September 1, 2021. The remaining 40,268 of the shares of our common stock underlying the stock option vest as to 1/3 of the shares on September 1, 2022, and thereafter 1/12 of the shares vest quarterly.

(14)	The stock award vests 1/3rd of the shares of our common stock underlying the stock award on November 28, 2022, and thereafter 1/12th of the total shares vest quarterly.
(15)	The stock award vests at a rate of 1/3rd of the total shares of our common stock underlying the award on August 28, 2022 and thereafter 1/12th of the total shares vest quarterly.
Fiscal 2022 Stock Option Exercises and Stock Vested Table
The following table presents, for each of our Named Executive Officers, the number of shares of our common stock acquired upon the exercise of stock options or vesting and settlement of RSUs during fiscal 2022 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
René Lacerte	298,022	$68,510,227	48,355	$11,318,556
John Rettig	94,655	$21,065,029	22,717	$5,085,145
Bora Chung	129,988	$25,863,696	8,130	$1,895,403
Thomas Clayton	13,637	$2,239,878	21,820	$6,042,269
Mark Lenhard(3)	39,027	$12,155,006	—	—
Blake Murray(4)	319,411	$87,797,555	—	—
(1)
The aggregate value realized upon the exercise of a stock option represents the difference between the aggregate market price of the shares of our common stock on the date of exercise and the aggregate exercise price of the stock option. Amounts shown are presented on an aggregate basis for all exercises that occurred during 2022.

(2)
The aggregate value realized upon the vesting and settlement of an RSU is based on the closing price on NYSE of our common stock on the date prior to the day of vesting. Amounts shown are presented on an aggregate basis for all vesting and settlement that occurred during 2022.

(3)	The amount exercised represents assumed options in connection with the acquisition of Invoice2go.
(4)	The amount exercised represents assumed options in connection with the acquisition of Divvy.
Potential Payments upon Termination or Change in Control
We have entered into change in control and severance agreements, or CIC agreements, with each of our executive officers, including our Named Executive Officers, which provide for the following benefits if the executive is terminated by us without cause (as such term is defined in the CIC agreement) outside of a change in control (as such term is defined in the CIC agreement) in exchange for a customary release of claims: (i) a lump sum severance payment of six months base salary for our executive officers (eighteen months for our Chief Executive Officer and twelve months for our Chief Financial Officer), (ii) a lump sum payment equal to the executive officer’s then-current target bonus opportunity on a pro-rated basis, and (iii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for the same period of time as the salary severance.
If the executive officer’s employment is terminated by us without cause or by the executive for good reason (as such term is defined in the CIC agreement) within the three months preceding a change in control (but after a legally binding and definitive agreement for a potential change of control has been executed) or within the twelve months following a change in control, the CIC agreements provide the following benefits in exchange for a customary release of claims: (i) a lump sum severance payment of twelve months base salary and 100% of target bonus for our executive officers (eighteen months base salary and 150% target bonus for our Chief Executive Officer), (ii) a lump sum payment equal to the executive officer’s then-current target bonus opportunity on a pro-rated basis, (iii) 100% acceleration of any then-unvested equity awards (unless provided otherwise in a performance-based equity award agreement), and (iv) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for the same period of time as the salary severance. Each CIC agreement is in effect for three years, with automatic renewals unless notice is given by us to the executive officer three months prior to expiration.
We believe that these arrangements are designed to align the interests of our Named Executive Officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. All payments, benefits and acceleration of vesting of outstanding equity awards in the event of a change in control of BILL are payable only if there is a subsequent loss of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). The benefits under the change in control and severance agreements supersede all other cash severance and vesting acceleration arrangements.
On January 28, 2022, Mr. Clayton, Chief Revenue Officer, notified the Company of his decision to resign from the Company effective February 18, 2022. He ceased to serve in the role of Chief Revenue Officer effective February 3, 2022. In connection with Mr. Clayton’s resignation, the Company entered into an agreement with Mr. Clayton pursuant to which, in exchange for a general release of claims, Mr. Clayton received (i) a lump sum payment representing three months’ base salary ($97,500) and (ii) the acceleration of vesting for 8,109 restricted stock units to acquire shares of the Company’s common stock (RSUs) and 5,067 stock options to purchase shares of the Company’s common stock (Options). The value of the accelerated RSUs is $891,503 and the value of the accelerated Options is $49,885 based on our closing price per share of $109.94 on June 30, 2022. Mr. Clayton forfeited 43,053 RSUs and 26,908 Options. Mr. Clayton ceased to be eligible for any payments or benefits under the CIC agreement.
In April 2022, Mr. Lenhard, Chief Operating Officer, announced his intention to resign from the company. Mr. Lenhard entered into an agreement with us to continue to provide services to the company through September 1, 2022 to ensure a smooth transition. In exchange for these transition services, we agreed to accelerate vesting for 13,423 stock options that were assumed and converted from his Invoice2go stock options in connection with the Invoice2go acquisition. These assumed stock options were subject to a holdback agreement entered into in connection with the Invoice2go acquisition that provided that they would vest over three years, ending September 2024. One third of these assumed stock options vested pursuant to the vesting schedule on September 1, 2022, one third of these assumed stock options (or 13,423) were accelerated and vested on September 11, 2022 in connection with Mr. Lenhard’s transition and one third of these assumed stock options were forfeited. The value of the accelerated stock options is $1,142,403 based on our closing price per share of $109.94 on June 30, 2022.
In September 2022, Blake Murray transitioned from Chief Revenue Officer of the company to Advisor to Chief Executive Officer of the company. Pursuant to a Transition and Advisory Services Agreement, entered into on October 18, 2022 by Mr. Murray and the company (the Murray Transition Agreement), Mr. Murray will continue to provide transitional employment services through January 1, 2023 and is then expected to provide consulting advisory services from January 2, 2023 through September 1, 2024. Mr. Murray will not be entitled to any payments or benefits pursuant to the company’s Change in Control and Severance Agreement in connection with these transitions. Pursuant to the Murray Transition Agreement and to compensate Mr. Murray for providing the transitional employment and advisory services, Mr. Murray’s restricted stock units granted on July 20, 2021 (the Murray RSUs), of which 423,900 shares thereunder remain unvested as of October 2022, and Mr. Murray’s 461,077 shares of company common stock issued to him in May 2021 in exchange for his shares of Divvy common in connection with the Divvy acquisition (the Murray Shares), all of which remain unvested as of October 2022, will continue to vest according to their existing vesting schedules for so long as Mr. Murray continues to provide these transitional services and continues to comply with certain restrictive covenants and his proprietary information and inventions agreement with the company. In the event Mr. Murray’s transitional services, as applicable, are terminated by the company without “cause” or terminate due to his death (or, additionally, due to his “disability”, solely with respect to the Murray Shares), the then-unvested Murray RSUs and then-unvested Murray Shares will accelerate in full, subject to his delivery of an effective release of all claims in favor of the company. The value of the remaining unvested Murray RSUs is $46,603,566, and the value of the remaining unvested Murray Shares is $50,690,805, in each case based on our closing price per share of $109.94 on June 30, 2022.
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our Named Executive Officers. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on June 30, 2022, and the price per share of our common stock was the closing price on the NYSE as of June 30, 2022, which was $109.94. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.
	Qualifying Termination - No Change in Control				Qualifying Termination - Change in Control
Name	Cash Severance(1)	Continuation Of Medical Benefits(2)	Value of Accelerated Vesting	Total	Cash Severance(1)	Bonus Payment ($)	Continuation of Medical Benfits(2)	Value of Accelerated Vesting(3)	Total
René Lacerte	$750,000(4)	$28,030	—	$778,030	$750,000(4)	$750,000(5)	$28,030	$27,089,084	$28,617,113
John Rettig	$410,000(6)	$23,092	—	$433,092	$410,000(6)	$328,000(7)	$23,092	$14,582,058(9)	$15,343,150
Bora Chung	$185,000(8)	$11,546	—	$196,546	$370,000(6)	$222,000(7)	$23,092	$8,448,480	$9,063,572
Thomas Clayton	$97,500	$0	$941,388	$1,038,888(10)
Mark Lenhard	$0	$0	$1,142,432	$1,142,432(11)
Blake Murray	$180,000(8)	$11,908	—	$191,908	$360,000(6)	$180,000(7)	$23,816	$69,905,349	$70,469,165
(1)
The severance amount related to base salary was determined based on the base salaries in effect on June 30, 2022. All CIC agreements noted a prorated portion of bonus based on the then current target bonus opportunity.

(2)	Reflects the estimated cost of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (medical, dental and vision) continuation coverage, as applicable, during the severance period.
(3)
The value of accelerated vesting is calculated based on the per share closing price on NYSE as of June 30, 2022, which was $109.94, less, if applicable, the aggregate exercise price of each outstanding unexercisable stock option. Each of the executive’s then outstanding unvested equity awards, including awards that would otherwise vest upon satisfaction of performance metrics or other factors, if applicable, other than the continuation of the executive’s employment with the Company, shall accelerate and become vested and exercisable with respect to 100% of the then-unvested shares subject to all equity awards.

(4)	Amount represents 18 months of base salary.
(5)	Amount represents 18 months of the target annual bonus opportunity.
(6)	Amount represents 12 months of base salary.
(7)	Amount represents 12 months of the target annual bonus opportunity.
(8)	Amount represents six months of base salary.
(9)	Assumes no PSU achievement per share closing price on NYSE as of June 30, 2022, which was $109.94.
(10)	Reflects amounts received by Mr Clayton per his transition agreement.
(11)	Reflects amounts received by Mr. Lenhard per his transition agreement.
CEO Pay Ratio
The following table presents the median of the annual total compensation of all our employees (other than Mr. Lacerte, our CEO), the annual total compensation of Mr. Lacerte, our CEO, and the ratio between the two. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.
FY2022 CEO annual total compensation	$13,929,027
FY2022 median employee annual total compensation	$170,915
Ratio of CEO to median employee annual total compensation	82:1
In identifying our median employee, we chose June 30, 2022, which is the last day of our most recently completed fiscal year, as the determination date. The pay ratio disclosure rules allow companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. We applied this de minimis exemption when identifying the median employee by excluding 83 employees in Australia. After taking into account the de minimis exemption, 2,125 employees based in the United States were considered for identifying the median employee.

To identify our median employee, we used a consistently applied compensation measure consisting of annual base salary earned, actual bonuses earned, and grant date fair value of equity awards granted to our employees, excluding our CEO, for the 12-month period from July 1, 2021, through June 30, 2022. This compensation measure was consistently applied to all employees included in the calculation and reasonably reflects the annual compensation of our employees. We did not make any cost-of-living adjustment. We did not include any independent contractors or other non-employee workers in our employee population.
Using this approach, we selected the individual at the median of our employee population. We then calculated annual total compensation for this employee using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Fiscal 2022 Summary Compensation Table.
SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as the SEC explained when it adopted these rules, in considering the pay-ratio disclosure, stockholders should keep in mind that the rules were not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather were designed to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of June 30, 2022 with respect to compensation plans under which shares of our common stock may be issued.
Plan category	Number of securities to be issued upon exercise of stock options and release of RSUs (#)	Weighted – average exercise price of outstanding options ($)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	7,136,241	$9.88	12,332,663(3)
Equity compensation plans not approved by security holders	—(4)	—	—
Total
(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the release of RSUs upon vesting, because RSUs have no exercise price.
(2)	Includes the 2006 Plan, the 2016 Plan and the 2019 Plan and excludes purchase rights accruing under the 2019 Employee Stock Purchase Plan, or 2019 ESPP.
(3)
There are no shares of common stock available for issuance under our 2006 Plan or 2016 Plan, but those plans will continue to govern the terms of stock options and RSUs previously granted thereunder. Any shares of common stock that are subject to outstanding awards under the 2006 Plan or 2016 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of common stock under our 2019 Plan. In addition, the number of shares reserved for issuance under our 2019 Plan increased automatically by 5,236,513 on July 1, 2022 and will increase automatically on the first day of July of each of 2023 through 2029 by the number of shares equal to 5% of the total issued and outstanding shares of our common stock as of the immediately preceding June 30 or a lower number approved by our Board of Directors. As of June 30, 2022, there were 2,613,122 shares of common stock available for issuance under the 2019 ESPP. The number of shares reserved for issuance under our 2019 ESPP increased automatically by 1,047,303 on July 1, 2022 and will increase automatically on the first day of July of each year during the term of the 2019 ESPP by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding June 30 or a lower number approved by our board of directors.

(4)
Excludes outstanding options to acquire 399,097 shares of common stock with a weighted average exercise price of $17.02 that were assumed by Bill.com Holdings, Inc. in connection with the acquisition of DivvyPay, Inc. Excludes outstanding options to acquire 124,306 shares of common stock with a weighted average exercise price of $26.53 that were assumed by BILL in connection with the acquisition of Invoice2go. No additional awards will be made under such plans.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation” and “Board of Directors and Corporate Governance Standards—Our Board of Directors— Non-Employee Director Compensation” respectively, since July 1, 2021, the following are the only transactions or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, beneficial holder of more than 5% of our capital stock or any member of their immediate family or any entity affiliated with any of the foregoing persons had or will have a direct or indirect material interest.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our restated bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Executive Compensation—Limitation on Liability and Indemnification Matters.”
Review, Approval or Ratification of Transactions with Related Parties
Our related party transactions policy requires that any related party transaction that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our Audit Committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our Nominating and Corporate Governance Committee.

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of our Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act unless and only to the extent that we specifically incorporate it by reference.
Our Audit Committee has reviewed and discussed with our management and Ernst & Young LLP our audited consolidated financial statements for the fiscal year ended June 30, 2022. Our Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the U.S. Securities and Exchange Commission (SEC).
Our Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.
Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022 for filing with the SEC.
Submitted by the Audit Committee
Steven Cakebread, Chairperson
Allie Kline
Tina Reich

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at the Next Annual Meeting
Our restated bylaws provide that, for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the attention of the Corporate Secretary at our principal executive offices, the address of which is Bill.com Holdings, Inc., 6220 America Center Drive, San Jose, California 95002.
To be timely for our 2023 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Eastern Time on August 10, 2023 and not later than 5:00 p.m. Eastern Time on September 9, 2023. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our restated bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2022 annual meeting of stockholders must be received by us not later than June 27, 2023 in order to be considered for inclusion in our proxy materials for that meeting. Proposals should be sent to our Corporate Secretary at our principal executive offices, together with proof of ownership of our common stock in accordance with Rule 14a-8 under the Exchange Act. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on our review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in the year ended June 30, 2022, except that Form 4s due on July 22, 2021 to report one grant for certain executives (René Lacerte, John Rettig, Raj Aji, Bora Chung, Tom Clayton, and Blake Murray) were filed on August 18, 2021; Form 4s due on November 10, 2021 and November 16, 2021 to report two transactions by Steve Piaker were filed on November 19, 2021; Form 4s due on November 30, 2021 to report one vesting event by each of for Allie Kline and Colleen Taylor were filed on December 10, 2021; a Form 4 due on December 15, 2021 to report one grant for John Rettig was filed on December 17, 2021; and a Form 4 due on March 11, 2022 to report one grant to Brian Jacobs was filed on March 14, 2022.
Annual Report
We will mail, without charge, upon written request, a copy of our annual report on Form 10-K for the fiscal year ended June 30, 2022, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Bill.com Holdings, Inc.
6220 America Center Drive
San Jose, California 95002
Attn: Investor Relations
The annual report is also available on the “Investor Relations” section of our website, which is located at investor.bill.com under “SEC Filings” in the “Financials” section of our website, or by following the instructions in the Notice of Internet Availability of Proxy Materials.

Electronic Delivery of Stockholder Communications
We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future annual reports and proxy statements are available on the Internet, and you can submit your votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:
Registered Owner (you hold our common stock in your own name through our transfer agent, Computershare Trust Company, N.A., or you are in possession of stock certificates): visit www-us.computershare.com/investor and log into your account to enroll.
Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.
Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare Trust Company, N.A., our transfer agent, at (800) 736-3001 or visit www-us.computershare.com/investor with questions about electronic delivery.
“Householding”-Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and other proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps in conserving natural resources.
This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and other proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of our annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge by calling 1-866-540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may contact our Investor Relations department at 6220 America Center Drive, San Jose, California 95002, Attn: Investor Relations, telephone number (650) 621-7700.
Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or our Investor Relations department at the address or telephone number listed above.

OTHER MATTERS
Our Board of Directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to our Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
By Order of the Board of Directors

René Lacerte Chief Executive Officer

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BILL2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D91277-P79949 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BILL.COM HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following nominees for Class III directors:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Steven Cakebread
02) David Hornik
03) Brian Jacobs
04) Allie Kline

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the Appointment of Ernst and Young LLP as the Company's Independent Registered Public Accounting Firm for the Fiscal Year Ending June 30, 2023.	☐	☐	☐
3. Advisory Vote to Approve the Compensation of our Named Executive Officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D91278-P79949

BILL.COM HOLDINGS, INC.
Annual Meeting of Shareholders
December 8, 2022 9:00 AM PST
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) René Lacerte, John Rettig, and Raj Aji, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of BILL.COM HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, PST on December 8, 2022, virtually at www.virtualshareholdermeeting.com/BILL2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side